Exhibit 10.1

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (“Amendment”) is made and entered into as of the 5th day of June, 2012, by and between FSP 303 EAST WACKER DRIVE LLC, a Delaware limited liability company (hereinafter referred to as “Landlord”), and AECOM TECHNOLOGY CORPORATION, a Delaware corporation (hereinafter referred to as “Tenant”).

R E C I T A L S:

A.     Landlord (as successor in interest to Metropolitan Life Insurance Company) and Tenant (as successor in interest to Consoer Townsend Envirodyne Engineers, Inc.) are parties to that certain Office Lease dated January 1, 1996 (“Original Lease”), as amended by First Amendment to Lease dated effective as of October 1, 1999 (the “First Amendment”) and by Second Amendment to Lease dated as of January 22, 2001 (the “Second Amendment”) and by Third Amendment to Lease dated effective March 1, 2004 (the “Third Amendment”) and by a certain partial termination letter dated December 31, 2008 (the “Letter Amendment”) (such Original Lease, as so amended by the First Amendment and the Second Amendment and the Third Amendment and the Letter Amendment, and as amended hereby and as further amended from time to time, and including, without limitation, that certain Commencement Date Agreement dated January 1, 1996 [i.e., being “Rider 1”] and “Rider 2” incorporated as part of the Original Lease, being collectively referred to herein as the “Lease”), demising premises (herein, the “Existing Premises”) stipulated to contain 104,086 square feet of Rentable Area situated on the 5th, 6th, 9th and 12th floors of the Building commonly known as 303 East Wacker Drive, Chicago, Illinois for a term expiring September 30, 2014 (subject to any further extension thereof and subject to any early termination thereof as may be provided in the Lease); and

B.     Landlord and Tenant desire to amend the terms of the Lease (i) to extend the Term thereof (subject, in any event, to a certain further renewal option and a certain earlier termination option being granted to Tenant hereunder) and (ii) to substitute and replace certain space on the 13th and 14th floors of the Building (outlined on Exhibit A attached hereto and stipulated to contain 58,424 square feet (being 29,212 square feet on each such floor) of Rentable Area (the “New Premises”)) for that portion of the Existing Premises located on the 5th and 6th floors, and (iii) to exclude the portion of the Existing Premises located on the 9th and 12th floors of the Building from being part of the “Premises” being demised under the Lease, and (iv) for other matters, all as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend the Lease in the following respects only:

1.     Incorporation of Recitals and Exhibits. The foregoing Recitals and the Exhibits attached hereto are, by this reference, hereby incorporated herein as if the same had been fully set forth in this Amendment.

2.     Defined Terms. As used in this Amendment, the following terms shall have the respective meanings indicated below:

(a)     “Excluded Premises” shall mean that portion of the Existing Premises located on the 9th and 12th floors of the Building, stipulated to contain 47,566 square feet of Rentable Area (being the entire 9th floor, consisting of 29,852 square feet of Rentable Area, and a portion of the 12th floor, consisting of 17,714 square feet of Rentable Area).

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(b)     “Exclusion Date” shall mean August 1, 2013 (subject, however, to Landlord’s right to elect an earlier Exclusion Date, as provided in Section 4 below); provided, however, that if the New Premises Turnover Date (as defined in Section 11 below) has not occurred on or before April 1, 2013 (the “Outside New Premises Delivery Date”), then the Exclusion Date (including Tenant’s obligation to vacate and deliver possession of the Excluded Premises to Landlord) shall be extended by one day for each day of delay beyond the Outside New Premises Delivery Date in delivery of possession of the New Premises to Tenant, but in no event shall Tenant be obligated to pay Base Rent or Rent Adjustments for the Excluded Premises for any period from and after August 1, 2013.

(c)     “Existing Premises” shall mean the Premises being leased under the Lease as of the date of this Amendment, as described in Recital A above, consisting of 104,086 square feet of Rentable Area situated on the 5th, 6th, 9th and 12th floors of the Building.

(d)     “Remainder Premises” shall mean the 5th and 6th floor portions of the Existing Premises stipulated to contain an overall area equal to 56,520 square feet of Rentable Area.

All other capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Lease. For purposes of the Lease, the term “Rent” shall specifically include the rental payments due with respect to the Excluded Premises (as defined above) and the Remainder Premises (as defined above), as described in Sections 7, 8 and 9 hereinbelow.

3.     Extension of Term; Lease Governs. The expiration date of the term of the Lease is hereby extended from September 30, 2014 to September 30, 2024 (subject to further extension thereof and/or earlier termination thereof as provided hereinbelow or in the Lease, as amended hereby). Such extension of the term shall be upon all of the terms and conditions as set forth in the Lease, as expressly amended hereby. For purposes hereof, the term “Extension Period” shall refer to the period from and after October 1, 2014 and continuing through September 30, 2024. Without limitation of the foregoing, from and after the New Premises Commencement Date and through the end of the term of the Lease (as extended hereby), all provisions of the Lease (as expressly amended hereby) shall be in full force and effect with respect to, and shall govern Tenant’s possession of, the New Premises, as more fully described in this Amendment.

4.     Partial Termination of Lease – Excluded Premises. The term of the Lease and all other Lease terms and conditions shall terminate on the Exclusion Date only as to that portion of the demised Premises under the Lease consisting of the Excluded Premises, as though the Lease had expired by lapse of time on the Exclusion Date with respect to the Excluded Premises. From and after the Exclusion Date, the remaining balance of the Premises, after excluding the Excluded Premises, stipulated to contain an overall area equal to 56,520 square feet of Rentable Area and consisting of the Remainder Premises on the 5th and 6th floors at the Building if the Exclusion Date occurs before the New Premises Commencement Date (but subject to relocation to the New Premises as of the New Premises Commencement Date as described in Section 5 below, whereupon the Rentable Area of such Premises shall be stipulated as containing 58,424 square feet as provided in said Section 5), shall be deemed to be the “Premises” under the Lease. Landlord shall have the right from time to time, at its discretion, to change the Exclusion Date hereunder to a date which is earlier than August 1, 2013 (but in no event earlier than the New Premises Turnover Date described in Section 11 below), by giving Tenant not less than one hundred twenty (120) days’ prior written notice of such newly designated Exclusion Date (which written notice shall thereupon specify the earlier designated “Exclusion Date” for purposes of this Amendment); in which case such Exclusion Date shall be the later of (i) the date so designated by

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Landlord in such written notice, or (ii) the New Premises Turnover Date hereunder (and in the absence of any such prior written notice from Landlord designating an earlier Exclusion Date, as provided in this sentence, the “Exclusion Date” shall remain as August 1, 2013 for all purposes hereof except as provided in Section 2(b) above). Subject to Section 2(b) above, Tenant shall vacate and deliver possession of the Excluded Premises to Landlord on or before 11:59 p.m. on the Exclusion Date in clean, good and tenantable condition, ordinary wear and tear and damage by casualty excepted, free of Tenant’s personal property, and after removing all telecommunications wiring and cabling located within or otherwise serving the Excluded Premises (which removal shall be performed in accordance with the terms of Section 12.01 of the Original Lease). Notwithstanding anything in the Lease to the contrary, except as provided in the preceding sentence, Tenant shall not be required to remove any improvements or alterations in the Excluded Premises in connection with Tenant’s surrender of same. Except as otherwise provided in Section 2(b) above, any retention of possession by Tenant of all or part of the Excluded Premises after the Exclusion Date shall be deemed a holding over under Article Thirteen of the Original Lease (as amended by Section 21 below) without consent of Landlord, and shall be subject to said Article Thirteen of the Original Lease (as amended by Section 21 below) with respect to such holdover.

5.     Substitution of New Premises. Effective from and after the New Premises Commencement Date (as defined in Section 6 below), the Lease is hereby amended as follows:

(a)     The Remainder Premises (i.e., the portion of the Existing Premises located on the 5th and 6th floors) shall be substituted and replaced by the New Premises, and all references in the Lease to the term “Premises” shall be deemed to mean the New Premises and the Excluded Premises (provided that from and after the Exclusion Date, all references in the Lease to the term “Premises” shall be deemed to mean only the New Premises), in any case subject to the addition of any first offer space hereafter added to the Premises as provided below.

(b)     The Rentable Area of the “Premises” under the Lease shall be stipulated to contain: (i) with respect to the New Premises, 58,424 square feet (being 29,212 square feet on floor 13 and 29,212 square feet on floor 14), and (ii) with respect to the Excluded Premises (i.e. for the period through the Exclusion Date), 47,566 square feet of Rentable Area (being 29,852 square feet on floor 9 and 17,714 square feet on floor 12), and all references in the Lease to the phrase “Rentable Area of the Premises” or words of similar import shall be modified accordingly (in any case subject to the addition of any first offer space hereafter added to the Premises as provided below).

6.     New Premises Commencement Date. For purposes hereof, the term “New Premises Commencement Date” shall mean the commencement date of the lease of the New Premises, being defined herein for all purposes as the earlier of (i) February 1, 2013 (subject to Landlord Delay and Limited Force Majeure Delay as set forth in Section 4 of Exhibit B) (“Scheduled New Premises Commencement Date”), or (ii) the date when Tenant commences any business operations from the New Premises; provided, however, that if the New Premises Turnover Date (as defined in Section 11 below) has not occurred on or before October 1, 2012, then the Scheduled New Premises Commencement Date shall be extended by one day for each day of delay beyond October 1, 2012 in delivery of possession of such New Premises to Tenant. Notwithstanding the foregoing, Tenant shall have the right to extend such Scheduled New Premises Commencement Date hereunder for up to thirty (30) days, by written notice thereof to Landlord on or before the later of (i) January 1, 2013 and (ii) ninety (90) days following the New Premises Turnover Date (time being of the essence), designating the revised Scheduled New Premises Commencement Date in accordance with the foregoing 30-day permitted extension parameters, whereupon the “New Premises Commencement Date” for purposes hereof shall be such date so designated by Tenant (or, in any event, such earlier date when Tenant commences any business operations from the New Premises). In the absence of such timely notice so extending the Scheduled New Premises Commencement Date, the New Premises Commencement Date shall remain as February 1, 2013 for all purposes hereof as same may be extended as a result of Landlord Delay, Limited Force Majeure Delay or delay in the New Premises Turnover Date as provided in this Section 6 (or, in any event, such earlier date when Tenant commences any business operations from the New Premises, as provided above).

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7.     Base Rent/Other Rent Prior to the Extension Period. Notwithstanding anything to the contrary contained in the Lease, for that portion of the term occurring prior to the Extension Period, Tenant shall continue to pay Base Rent relative to the “Premises” under the Lease (excluding, however, any first offer space hereafter included as part of the Premises, which shall instead be governed by Section 13 below) in the respective annual rate(s) per square foot of Rentable Area as otherwise provided in the Lease (which, for information purposes, is as follows):

Period	Annual Rate per Rentable Square Foot
October 1, 2011 through September 30, 2012	$19.23
October 1, 2012 through September 30, 2013	$19.81
October 1, 2013 through September 30, 2014	$20.40

The foregoing annual Base Rent rate(s) shall be applied against the Rentable Area square footage of the Premises existing from time to time under the Lease for the period through September 30, 2014 (i.e., after accounting for the substitution of the New Premises for the Remainder Premises as of the New Premises Commencement Date, and for the exclusion of the Excluded Premises as of the Exclusion Date, all as provided above in this Amendment). Such Base Rent shall be payable at such time and in accordance with such provisions as otherwise set forth in the Lease relative to monthly payments of Base Rent thereunder. The foregoing Base Rent, together with all Rent Adjustments (as expressly modified by Section 9 below) and all other rent due and owing under the Lease, for the period through September 30, 2014 (i.e., being day preceding the Extension Period hereunder) shall be payable at such times and at such place and in accordance with such provisions as otherwise set forth in the Lease for the payment of same. During such period prior to the Extension Period, Tenant shall continue to pay Rent Adjustments relative to the Premises from time to time under the Lease pursuant to the provisions of the Lease (including, without limitation, the terms of Section 9 below), and Tenant shall, in any event, remain responsible for all other obligations and liabilities of Tenant under the Lease during such period prior to the Extension Period.

8.     Base Rent/Other Rent During the Extension Period. Notwithstanding anything to the contrary contained in the Lease, for that portion of the Term occurring from and after October 1, 2014 (i.e., being the first day of the Extension Period) and continuing through and including the expiration date of the Extension Period (i.e., being September 30, 2024), annual and monthly Base Rent under the Lease shall be payable by Tenant in the following amounts for the respective periods hereinafter set forth (i.e., being calculated based upon the following annual rates per square foot of Rentable Area of the New Premises; provided that if the New Premises Commencement Date has not occurred, then Tenant shall pay Base Rent based upon the following annual rates per square foot of Rentable Area, but calculated based upon the Rentable Area of the Remainder Premises rather than the Rentable Area of the New Premises, until such time as the New Premises Commencement Date occurs):

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Period	Monthly Base Rent	Annual Base Rent	Annual Base Rent Per Square Foot of Rentable Area
From October 1, 2014 through and including September 30, 2015	$85,201.67	$1,022,420.00	$17.50
From October 1, 2015 through and including September 30, 2016	$87,636.00	$1,051,632.00	$18.00
From October 1, 2016 through and including September 30, 2017	$90,070.33	$1,080,844.00	$18.50
From October 1, 2017 through and including September 30, 2018	$92,504.67	$1,110,056.00	$19.00
From October 1, 2018 through and including September 30, 2019	$94,939.00	$1,139,268.00	$19.50
From October 1, 2019 through and including September 30, 2020	$97,373.33	$1,168,480.00	$20.00
From October 1, 2020 through and including September 30, 2021	$99,807.67	$1,197,692.00	$20.50
From October 1, 2021 through and including September 30, 2022	$102,242.00	$1,226,904.00	$21.00
From October 1, 2022 through and including September 30, 2023	$104,676.33	$1,256,116.00	$21.50
From October 1, 2023 through and including September 30, 2024	$107,110.67	$1,285,328.00	$22.00

The foregoing Base Rent, and all Rent Adjustments (as expressly modified by Section 9 below), and all other rent due and owing under the Lease during the Extension Period, shall be payable at such times and at such place and in accordance with such provisions as otherwise set forth in the Lease for the payment of same. During such Extension Period, Tenant shall continue to pay Rent Adjustments relative to the New Premises (or, if the New Premises Commencement Date has not then occurred, then relative to the Remainder Premises) pursuant to the provisions of the Lease (including, without limitation, the terms of Section 9 below), and Tenant shall, in any event, remain responsible for all other obligations and liabilities of Tenant under the Lease during such Extension Period. Base Rent may also be modified based on any first offer space added to the Premises from time to time, all as provided in Section 13 below.

Notwithstanding the foregoing or anything herein or in the Lease to the contrary, all Base Rent relative to the New Premises shall abate for each of the following four (4) full calendar months (each such full calendar month, a "New Premises Abatement Month"): October, 2014; October, 2015; October, 2016; and October, 2017; provided that Tenant shall remain responsible for all other obligations of Tenant under the Lease (including without limitation, all obligations pertaining to Rent Adjustment payments) during each of the aforedescribed New Premises Abatement Months, and provided further, that such abatement described above in this paragraph shall not apply for any New Premises Abatement Month during which Tenant is in default under the Lease, which default is not thereafter cured within applicable cure periods

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under the Lease. Notwithstanding anything herein to the contrary, Landlord shall have the right, at any time and from time to time, to elect, upon delivery of not less than fifteen (15) days’ prior written notice to Tenant, to make a cash payment to Tenant equal to the monthly Base Rent abatement amount described in this paragraph attributable to the New Premises for any one or more of the New Premises Abatement Months which have not theretofore occurred, in which case Tenant shall no longer be entitled to the aforementioned abatement of Base Rent relative to the New Premises for the applicable New Premises Abatement Month(s) for which Landlord has made such cash payment. The foregoing abatements set forth in this paragraph shall apply solely to the New Premises, and there shall be no such abatement with respect to any other space included as part of the Premises at any time unless otherwise agreed to by Landlord and Tenant (in each such party’s sole discretion, or as otherwise provided as part of any Market Rental Rate determination hereunder) in connection with the leasing of additional space.

9.     Rent Adjustment.

(a)     Rent Adjustments under the Lease for calendar year 2013 (i.e., being the calendar year which includes the Exclusion Date and which includes the New Premises Commencement Date) shall be calculated separately for the Excluded Premises, the Remainder Premises and the New Premises as follows:

(i)     Rent Adjustments attributable to the Excluded Premises shall be prorated pursuant to Article Four of the Original Lease for calendar year 2013 as though the Lease will terminate on the Exclusion Date. Tenant’s Share attributable to the Excluded Premises for said calendar year shall be computed pursuant to the definition of “Tenant’s Share” set forth in Section 1.03(37) of the Original Lease, using as the numerator of the ratio described therein the Rentable Area of the Excluded Premises (which Tenant’s Share attributable to the Excluded Premises and is hereby stipulated to be 6.1764%).

(ii)     Tenant’s Share with respect to the Remainder Premises for calendar year 2013 (and, if the New Premises Commencement Date does not occur in 2013, then in each subsequent calendar year until the calendar year when such New Premises Commencement Date occurs) shall be computed pursuant to the definition of “Tenant’s Share” set forth in Section 1.03(37) of the Original Lease, using as the numerator of the ratio described therein the total Rentable Area of the Remainder Premises (which Tenant’s Share attributable to the Remainder Premises and is hereby stipulated to be 7.3390%).

(iii)     Tenant’s Share with respect to the New Premises for calendar year 2013 (or, if the New Premises Commencement Date does not occur in 2013, then for the calendar year when such New Premises Commencement Date occurs) shall be computed pursuant to the definition of “Tenant’s Share” set forth in Section 1.03(37) of the Original Lease, using as the numerator of the ratio described therein the total Rentable Area of the New Premises (which Tenant’s Share attributable to the New Premises and is hereby stipulated to be 7.5863%).

Tenant’s Share with respect to the New Premises for purposes of determining Rent Adjustments for the calendar year following the calendar year in which the New Premises Commencement date occurs and for the remainder of the term of the Lease thereafter shall be computed pursuant to the definition of “Tenant’s Share” set forth in Section 1.03(37) of the Original Lease, using as the numerator of the ratio described therein the total Rentable Area of the New Premises (i.e., being 58,424 square feet of Rentable Area) (which Tenant’s Share attributable to the New Premises for each such calendar year is hereby stipulated to be 7.5863%).

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(b)     Notwithstanding the foregoing, Tenant shall remain liable for all Rent Adjustments with respect to the entire leased premises (i.e., meaning the Existing Premises hereunder) for all periods prior to calendar year 2013, including all monthly payments thereof and year-end adjustments, and, for such purposes, Tenant’s Share under the Lease shall be computed pursuant to the definition of “Tenant’s Share” set forth in Section 1.03(37) of the Original Lease, using as the numerator of the ratio described therein the Rentable Area of the Existing Premises (i.e., being 104,086 square feet of Rentable Area (which Tenant’s Share attributable to the Existing Premises for all such periods prior to calendar year 2013 is hereby stipulated to be 13.5154%).

(c)     Tenant’s Share may also be modified based on any first offer space added to the Premises from time to time, all as provided in Section 13 below.

(d)     All Rent Adjustment described in this Section 9 shall be payable at such times, in such manner, and in accordance with such procedures (i.e., including payment of monthly amounts and final reconciliations, both as to the Excluded Premises, the Remainder Premises and the New Premises) as set forth in the Lease relative to payment of Rent Adjustment thereunder.

10.     Condition; Tenant Improvements.

(a)     Without limitation of the terms of Sections 10(b) and 10(c) below, Tenant hereby accepts the New Premises in their "as is" condition as of the New Premises Turnover Date described in Section 11 below, and Tenant hereby accepts the Existing Premises in their “as is” condition as of the date hereof, and Tenant acknowledges and agrees that Landlord shall not be required to make any improvements to the New Premises (except as provided in Sections 10(c) and 26 below) or the Existing Premises for Tenant's use and occupancy during the term of the Lease (as extended hereby); provided, however, that to the extent that base Building systems serving the New Premises and/or the window blinds located within the New Premises are not in good working order as of the New Premises Turnover Date, then Landlord shall diligently repair the same following notice thereof from Tenant, so that the same function in good working order, at Landlord’s cost and expense, and to the extent window blinds are missing from the New Premises as of the New Premises Turnover Date, Landlord shall diligently replace the same following notice thereof from Tenant, at Landlord’s sole cost and expense (in any case under this sentence, without deduction from the Allowance). Without limitation of the foregoing, it is acknowledged that Tenant shall, at its sole cost and expense (subject to application of the Allowance as defined in the hereafter described “New Premises Workletter”), perform any work at the New Premises as may be necessary or desired by Tenant to improve the New Premises for occupancy, all subject to and in accordance with the provisions of the Workletter Agreement attached hereto as Exhibit B (the “New Premises Workletter”). All work completed by Tenant on or after the New Premises Turnover Date (as defined in Section 11 below) and on or before the two hundred seventieth (270th) day following the New Premises Commencement Date as referenced in Section 6 above is hereinafter referred to as "Tenant's Work".

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(b)     Notwithstanding the terms of Section 10(a) above, Landlord shall maintain and make necessary repairs to the electrical, plumbing, heating, ventilation and air-conditioning systems of the Building so that the same continue to function in good working order, all as and to the extent described in Section 8.01 of the Original Lease and shall provide cleaning and security services, all as expressly required under the Lease or as is otherwise consistent with comparable buildings in the vicinity of the Building (it being acknowledged and agreed by the parties that the scope and quality of security and cleaning services being provided as the Building and to the Existing Premises as of the date of this Amendment meet the standards required in this sentence). Further, Landlord shall maintain the Common Areas of the Building (as well as attached parking structures, if applicable) in compliance, in all material respects, with applicable Laws, including without limitation, the Americans with Disabilities Act and any and all Environmental Laws to the extent applicable and otherwise in good order, condition and repair consistent with comparable buildings in the vicinity of the Building. For purposes of this Section 10(b), it is understood and agreed that (i) any costs incurred by Landlord relative to its maintenance, repair and/or compliance activities as described in this Section 10(b), including costs of capital improvements, may be included as part of “Operating Expenses” under the Lease (subject to any other limitations expressly described in the definition of “Operating Expenses” under the Lease and subject to the terms of the last sentence of this Section 10(b) hereinbelow), and (ii) subject to Section 22, Tenant shall have no claim against Landlord relative to Landlord’s failure to perform maintenance or repair obligations under this Section 10(b) or under the Lease or relative to Landlord's noncompliance of Laws under this Section 10(b) or under the Lease, if any such failure or any such noncompliance of Laws does not, in Tenant’s sole but reasonable discretion, adversely or financially impact Tenant’s use and quiet enjoyment of any portion of the Premises in accordance with the terms of the Lease, and (iii) Tenant shall reasonably cooperate with Landlord in allowing access to the Premises, subject to prior scheduling with Tenant, to enable Landlord to perform any maintenance, repair and/or compliance work which is required within the Premises. Notwithstanding the foregoing, if the New Premises are in violation of any such Laws as of the New Premises Turnover Date (i.e., meaning that Landlord was obligated to take action to comply with such Laws on or before the New Premises Turnover Date and failed to do so) including, without limitation, any Environmental Laws, then the costs of any capital improvements or other compliance activities made to the New Premises after the New Premises Turnover Date in order to cure such violations of Laws shall not be included in recoverable “Operating Expenses” under the Lease.

(c)     Without limiting the terms of Section 26 below regarding Landlord’s obligation to perform Turnover Noncompliance Work (as defined in said Section 26), Landlord shall perform, or cause to be performed, at Landlord’s sole cost and expense (without deduction from the Allowance and not subject to inclusion in Operating Expenses under the Lease) (A) certain restroom-related work on the 13th and 14th floors of the Building, which work is shown on Exhibit C hereto, and (B) the removal of all telecommunications wiring and cabling located within or otherwise serving the New Premises (collectively, the “Work”), at no cost to Tenant. Landlord shall use commercially reasonable efforts to substantially complete the Work on or before November 1, 2012 (but in any case, without limiting the terms and conditions provided in Section 11 below). For purposes hereof, the term "substantially completed", "substantially complete", "substantial completion", or words of similar import, shall mean completion of the Work, except for minor and insubstantial details of construction, detail, finishes or mechanical adjustments which remain to be done, to the extent that such remaining incomplete items would not materially interfere with the construction of Tenant’s Work and use of the New Premises for Tenant's office operations under the Lease. In the event of any dispute as to whether the Work is

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substantially complete, the decision of Landlord's architect to the extent reasonable shall be final and binding on the parties. Following delivery of the New Premises to Tenant in accordance with the terms of this Amendment, Landlord shall proceed diligently to complete the balance (if any) of the Work in a reasonable time frame and in any event prior to the Scheduled New Premises Commencement Date. Tenant hereby acknowledges that, following Landlord's delivery of possession to Tenant of the New Premises, Landlord may be completing any then unfinished portions of the Work in or about the New Premises during normal business hours while Tenant is performing work or otherwise conducting other activities therein. Tenant hereby agrees to reasonably cooperate with Landlord with regard to scheduling times for the performance of said balance of the Work and coordinating Tenant's activities in the New Premises with Landlord's performance of same; provided that any delay in the completion of Tenant’s Work resulting from the performance of the Work may be a “Landlord Delay”, as and to the extent provided in Section 4 of Exhibit B.

11.     New Premises Turnover Date. Without limiting Landlord’s obligations under Section 10 above and Section 26 below, and without limiting any claims that Tenant may have for “Landlord Delay” or “Limited Force Majeure Delay” as expressly provided in Section 4 of Exhibit B, Landlord shall use commercially reasonable efforts to deliver possession of the New Premises to Tenant no later than October 1, 2012, in order for Tenant to proceed with the Tenant’s Work. The date Landlord so delivers possession of the New Premises to Tenant is referred to herein as the “New Premises Turnover Date”. If Landlord should be unable, due to fire or other casualty, a holdover tenant or any other reason, to so deliver possession of the New Premises on or before October 1, 2012, Landlord shall not be subject to any liability for failure to deliver possession. Such failure to deliver possession shall not affect either the validity of the Lease or the obligations of either Landlord or Tenant under the Lease or be construed to extend the expiration of the term of the Lease either as to the respective New Premises or any other portion of the leased Premises (except as and to the extent expressly provided in Section 2(b) with respect to the Excluded Premises); provided, however, that under such circumstances (A) the stated Scheduled New Premises Commencement Date shall be extended by one day for each day of delay beyond October 1, 2012 in delivery of possession of such New Premises to Tenant, all as and to the extent provided in Section 6 above, and (B) Landlord shall continue to use reasonable efforts, including the institution of unlawful detainer proceedings if necessary to gain possession of the New Premises, to so deliver possession of the New Premises to Tenant as soon thereafter as reasonably practicable. Any possession of the New Premises from and after the New Premises Turnover Date and continuing through the day immediately prior to the New Premises Commencement Date shall be subject to all of the terms and provisions set forth in the Lease, except that (i) Tenant shall not be obligated to pay Monthly Base Rent or Rent Adjustments attributable to the New Premises for any such period prior to the New Premises Commencement Date, and (ii) Landlord shall be obligated to furnish base building services within the New Premises for any such period prior to the New Premises Commencement Date.

12.     Termination of Possession of Remainder Premises.

(a)     Tenant’s right to possession of the Remainder Premises shall terminate as of 11:59 p.m. Chicago time on the day immediately preceding the New Premises Commencement Date (the “Remainder Premises Termination Date”) as if such date were set forth in the Lease as the expiration date of the Term of the Lease for the Remainder Premises.

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(b)     Tenant shall vacate and deliver possession of the Remainder Premises to Landlord on or before the Remainder Premises Termination Date and deliver the Remainder Premises to Landlord in clean, good and tenantable condition, ordinary wear and tear and damage by casualty excepted, free of Tenant’s personal property, and after removing all telecommunications wiring and cabling located within or otherwise serving the Remainder Premises (which removal shall be performed in accordance with the terms of Section 12.01 of the Original Lease). Notwithstanding anything in the Lease to the contrary, except as provided in the preceding sentence, Tenant shall not be required to remove any improvements or alterations in the Remainder Premises in connection with Tenant’s surrender of same. Any retention of possession by Tenant of all or part of the Remainder Premises after the Remainder Premises Termination Date shall be deemed a holding over under Article Thirteen of the Original Lease (as amended by Section 21 below) without consent of Landlord and shall be subject to the terms and conditions of said Article Thirteen of the Original Lease (as amended by Section 21 below) with respect to such holdover; provided, however, that to the extent Tenant fails to deliver possession of the Remainder Premises by the Remainder Premises Termination Date because Tenant’s Work in the New Premises is not substantially complete, Tenant shall not be deemed in hold over for the first sixty (60) days following the New Premises Commencement Date, and Tenant shall pay Base Rent and Rent Adjustments for the Remainder Premises in accordance with the terms in effect on the day prior to the Remainder Premises Termination Date.

(c)     The termination of possession of the Remainder Premises shall not terminate any right or obligation of Tenant or Landlord to make an adjustment for any increase or decrease in Taxes or Operating Expenses as compared to the estimated amounts used to determine Rent Adjustment Deposits for the calendar year in which the Remainder Premises Termination Date occurs, or for any prior calendar year for which such adjustment has not already been made as of the Remainder Premises Termination Date, pursuant to Article Four of the Original Lease (and subject to the terms of Section 9 above). Tenant shall remain responsible for any rent (including any Base Rent and Rent Adjustments), utility charges or other charges relating to the Remainder Premises which are the obligation of Tenant under the Lease and which accrue on or prior to the Remainder Premises Termination Date (all subject, in any event, to the terms of Section 9 hereinabove).

13.     Right of First Offer. Subject to the provisions hereinafter set forth, Landlord hereby grants to Tenant the right to lease, on the terms and conditions hereinafter set forth, each portion of the First Offer Space (as hereinafter defined) which becomes available for leasing during the First Offer Period (as hereinafter defined).

(a)     A portion of the First Offer Space shall be deemed to be "available for leasing" upon the occurrence of the following events.

(i)     the expiration of an Existing Lease (as hereinafter defined) of such portion of the First Offer Space (including any renewals or extensions thereof exercised pursuant to options currently set forth therein), provided that such portion of the First Offer Space is not then subject to a right or option to lease such space granted in another Existing Lease;

(ii)     if such portion of the First Offer Space is subject to a right or option granted in another Existing Lease, which right or option is not exercised, the later to occur of (A) the expiration of such right or option unexercised and (B) the expiration of the Existing Lease of such portion of the First Offer Space (including any renewals or extensions thereof exercised pursuant to options currently set forth therein); or

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(iii)     if such portion of the First Offer Space is subject to a right or option granted in another Existing Lease, which option is exercised, the expiration of the term of such other Existing Lease (including any renewals or extensions thereof exercised pursuant to options currently granted therein) or any later date on which the term of the demise of such portion of the First Offer Space created by the exercise of such right or option (including any renewals or extensions exercised pursuant to options currently granted in such Existing Lease) expires.

(b)     If Landlord is in serious discussions with a party other than Tenant concerning a lease and/or an option to lease with respect to any portion of space on floor 12 (the “12th Floor First Offer Space”) or floor 15 (the “15th Floor First Offer Space”) of the Building (the 12th Floor First Offer Space and the 15th Floor First Offer Space, collectively, the "First Offer Space"), which becomes available for leasing for a term commencing during the First Offer Period (which shall include, in order to constitute serious discussions, delivery by Landlord to such party of an initial proposal for the leasing and/or granting of leasing options relative to such portion of the First Offer Space and delivery of at least one additional proposal or counter-proposal by such prospective tenant or by Landlord), and in any event prior to Landlord's leasing, or granting options to lease, any portion of the First Offer Space for a term commencing during the First Offer Period, Landlord shall give Tenant written notice of the location and Rentable Area of such portion of the First Offer Space (and, if applicable under the first sentence of Section 13(d) below, the Rentable Area of the “Additional First Offer Space”, as therein described), the date of commencement of the term of the demise, as reasonably determined by Landlord, with respect to such portion of the First Offer Space (the "First Offer Space Delivery Date") (and, if applicable under Section 13(f)(ii) below, the expiration date of the term of such demise), the ROFO Market Rental Rate (as defined below) for such portion of the First Offer Space (determined as hereinafter provided, and including a description of any allowances, rent abatements and other concessions which are components thereof, as applicable), and a description of any fixed expansion rights relative to the First Offer Space being offered to the prospective tenant which would be superior to Tenant’s first offer rights under this Section 13 (the “Option Rights”) (which Option Rights shall only be so superior to Tenant’s first offer rights under this Section 13 as and to the extent described in Section 13(c) below). The First Offer Space Delivery Date shall not be less than sixty (60) days after the date such notice is given by Landlord.

(c)     Tenant's right to lease the First Offer Space described in such a notice from Landlord shall be exercisable by written notice from Tenant to Landlord of Tenant's election to exercise said right (a "First Offer Exercise Notice") given not later than five (5) business days after receipt of Landlord's notice, time being of the essence. If such right is not so exercised, Tenant's right of first offer shall thereupon terminate as to such portion of the First Offer Space (“Offered Space”) (except as hereinafter provided in this Section 13(c)), and Landlord may thereafter lease and release, and/or grant options to lease, such portion of the First Offer Space without notice to Tenant and free of any right in Tenant under this Section 13, except as hereinafter provided in this Section 13(c). If Landlord shall not have leased, or granted fixed expansion options to lease in substantial accordance with the Option Rights described in Landlord’s notice under Section 13(b), all or any portion of any 12th Floor First Offer Space described in Landlord's notice to Tenant given under Section 13(b) above, within the period ending one hundred eighty (180) days following the date of Landlord's notice to Tenant regarding such 12th Floor First Offer Space, then Landlord agrees that it shall not enter into a lease or grant an option to lease with respect to any such portion of such 12th Floor First Offer Space without again giving the notice referred to in Section 13(b) above. In addition, if Landlord enters into a

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lease or grants any options with respect to any such 12th Floor First Offer Space, then, at the end of such lease (including any renewals thereof exercised pursuant to renewal options granted therein) and the expiration of all such other options, Tenant shall again have first offer rights with respect to such 12th Floor First Offer Space under this Section 13, to the extent Landlord again proposes to lease or grant options to lease any portion thereof for a term commencing during the First Offer Period. Without limitation of the foregoing, it is acknowledged that Tenant’s first offer rights with respect to the 15th Floor First Offer Space constitutes a so-called one-time first offer right only, and, accordingly, it is understood and agreed that if Tenant fails to exercise it first offer right hereunder following any notice from Landlord given under Section 13(b) above with respect to any such 15th Floor First offer Space, then Tenant's right of first offer shall thereupon terminate as to such portion of the 15th Floor First Offer Space, and Landlord may thereafter lease and release, and/or grant options to lease, such portion of the 15th Floor First Offer Space without notice to Tenant and free of any right in Tenant under this Section 13.

(d)     Tenant may not elect to lease less than the entire area of the First Offer Space described in a Landlord's notice, and if a third-party lease would include all or a portion of the First Offer Space together with other space in the Building which is not First Offer Space (such other space, the “Additional First Offer Space”), and if Landlord identifies the location and Rentable Area of such Additional First Offer Space in its notice given to Tenant under Section 13(b) above, then if Tenant elects to exercise its first offer rights hereunder pursuant to such notice, Tenant must exercise its right not only with respect to the First Offer Space identified therein, but also with respect to such “Additional First Offer Space” described therein, and thereupon, following such exercise by Tenant, the “First Offer Space” for purposes of this Section 13 relative specifically to such exercise, shall include the First Offer Space and the Additional First Offer Space described in such notice. Without limitation of the foregoing, and notwithstanding the terms of Section 13(c) above, if Landlord has included Additional First Offer Space, together with First Offer Space, in its notice given to Tenant under Section 13(b) above, and if Tenant does not timely exercise its first offer right hereunder with respect to such First Offer Space and Additional First Offer Space in accordance with the terms of this Section 13, then, (A) if Landlord does not thereafter enter into a lease and/or grant an option to lease for the entire portion of the First Offer Space and Additional First Offer Space described in such notice within the period ending one hundred eighty (180) days following the date of delivery of such notice to Tenant, Landlord agrees that it shall not enter into a lease and/or grant an option to lease which covers all or any portion of the First Offer Space described in such notice without again giving the notice referred to in Section 13(b) above; and (B) if Landlord does so enter into a lease and/or grant an option to lease for the entire portion of the First Offer Space and Additional First Offer Space described in such notice (such First Offer Space described in Landlord’s notice, exclusive of any Additional First Offer Space described therein, the “Designated First Offer Space”), within the period ending one hundred eighty (180) days following the date of delivery of such notice to Tenant, Landlord shall, within thirty (30) days following the date Landlord so enters into such lease and/or option, designate other space in the Building to thereupon become substitute “First Offer Space” for all purposes of this Lease, in lieu of the Designated First Offer Space, which substitute space designated by Landlord shall be one block of contiguous space and shall be substantially similar in Rentable Area (plus or minus 5%) to that of the Designated First Offer Space, and which space so designated by Landlord, together with the balance of the then First Offer Space located on the previously existing First Offer Space floor(s) which was not included as part of the Designated First Offer Space, shall thereupon be deemed the “First Offer Space” hereunder. Any such space so substituted for the Designated First Offer Space as provided in the preceding sentence shall be deemed “12th Floor First Offer Space”, to the extent

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substituted for Designated First Offer Space which was 12th Floor First Offer Space, or “15th Floor First Offer Space”, to the extent substituted for Designated First Offer Space which was 15th Floor First Offer Space. The exact location and configuration of any such substitute First Offer Space as contemplated by the preceding two sentences shall be made at Landlord’s discretion, in compliance with the foregoing contiguity and square footage parameters, and shall be designated in a written notice thereof to Tenant delivered within the aforedescribed 30-day period. If Landlord’s notice includes fixed expansion “Option Rights”, then, if Tenant timely exercises its first offer rights hereunder pursuant to Landlord’s notice for all First Offer Space described therein, Tenant shall be granted the same expansion Option Rights as set forth in said notice. In no event may Landlord hereafter grant any “Option Rights” relative to the First Offer Space, where the resulting term of the leasing of such space, if the prospective tenant exercises such Option Rights, would commence during the First Offer Period, and which Option Rights are superior to Tenant’s first offer rights under this Section 13, unless Tenant has first had the opportunity to obtain substantially the same such Option Rights pursuant to and as part of a Landlord notice as described in Section 13(b) above.. Further, in no event may Landlord grant any Option Rights to any other tenant which are superior to Tenant’s first offer rights under this Section 13, unless such Option Rights are granted in conjunction with a direct lease of other portions of the First Offer Space to such tenant, and then, only if Tenant first had the opportunity to lease such other portions of the First Offer Space on the terms and conditions contained in Landlord’s notice given under Section 13(b) above and, in conjunction therewith, to obtain such Option Rights, all pursuant to and as part of a Landlord notice described in Section 13(b) above.

(e)     Unless Landlord otherwise agrees (at its sole discretion), Tenant may only exercise its right to lease a portion of the First Offer Space, and an exercise thereof shall only be effective, if at the time of Tenant's exercise of said right and on the pertinent First Offer Space Commencement Date, the Lease is in full force and effect and Tenant is not (i) in monetary Default under the Lease, or (ii) in non-monetary Default under the Lease, and in either event, such Default is not cured by Tenant in the time and manner described in the Lease after written notice from Landlord, and (inasmuch as this right of first offer is intended only for the benefit of the original Tenant named in this Amendment and its Affiliates) at least two-thirds of the Rentable Area of the then Premises are occupied by the original Tenant named in this Amendment and/or one or more permitted Affiliates under Article Ten of the Lease (as amended by Section 23 below), and said Tenant has not assigned the Lease (other than to a permitted Affiliate), or sublet greater than one-third of the Rentable Area of the Premises (other than to one or more permitted Affiliates). Without limitation of the foregoing, no sublessee or assignee (other than a permitted Affiliate assignee) shall be entitled to exercise any first offer right hereunder, and, unless Landlord otherwise agrees (at its sole discretion), no exercise of any first offer right hereunder by the original Tenant named in this Amendment or by a permitted Affiliate assignee shall be effective in the event said Tenant has assigned the Lease (other than a permitted Affiliate assignee) or subleased all or greater than one-third of the Rentable Area of the Premises (other than to one or more permitted Affiliates) as of the date Tenant exercises its first offer rights under this Section 13 or as of the pertinent First Offer Space Delivery Date. If the original Tenant named in this Amendment has assigned the Lease to an assignee which is a permitted Affiliate assignee under Article Ten of the Lease (as amended by Section 23 below), as of the time of Tenant’s exercise of any first offer rights under this Section 13 or on the pertinent First Offer Space Commencement Date, then, at Landlord’s option, any such exercise of the first offer right under this Section 13 and the corresponding amendment contemplated by Section 13(g) below shall need to be executed by the original named Tenant in this Amendment and each such permitted Affiliate assignee in order to be effective for purposes hereof (unless, however, the

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original named Tenant no longer exists as a separate and distinct entity as a direct result of the transaction giving rise to the assignment to such permitted Affiliate, such as is the case of a merger, in which event only the permitted Affiliate assignee shall be obligated to execute such first offer exercise notice and lease amendment hereunder). Notwithstanding anything to the contrary, Landlord shall have the right, at its election, to waive any of the conditions precedent to Tenant’s valid exercise of its first offer rights under this Section 13, as such conditions are described above in this Section 13(e), whereupon Tenant’s prior exercise of such first offer rights shall be valid and in full force and effect and in all respects. Any such waiver by Landlord must be in writing in order to be effective for purposes of the preceding sentence.

(f)     If Tenant has validly exercised its right to lease a portion of the First Offer Space, then effective as of the First Offer Space Delivery Date such portion of the First Offer Space shall be included in the Premises, subject to all of the terms, conditions and provisions of the Lease, except that the rent per square foot of Rentable Area for such portion of the First Offer Space, including concessions, shall be equal to the ROFO Market Rental Rate (as hereinafter defined) and Tenant’s obligation to pay rent shall be determined in accordance with the determination of the ROFO Market Rental Rate. Without limitation of the foregoing:

(i)     the Rentable Area of the Premises shall be increased by the Rentable Area of such portion of the First Offer Space (and “Tenant’s Share” shall be increased accordingly);

(ii)     the term of the demise covering such portion of the First Offer Space shall commence on the First Offer Space Delivery Date (sometimes also referred to herein as the “First Offer Space Commencement Date”) (with Tenant’s obligation to pay rent commencing on the date determined in accordance with the determination of the ROFO Market Rental Rate) and shall expire simultaneously with the expiration of the term of the Lease, including any extension or renewal thereof; provided, however, that if as a result of any fixed expansion rights of other tenants at the Building granted to other tenants as Option Rights following Tenant’s waiver of its first offer rights with respect thereto under Section 13(c) above, Landlord intends to deliver all or any portion of the applicable First Offer Space to satisfy such fixed expansion rights, then the term of Tenant’s lease of such First Offer Space shall expire on the expiration date established by Landlord in its notice relative to such space delivered under Section 13(b) above, as opposed to expiring on the expiration date of the term of the Lease; and

(iii)     the First Offer Space shall be rented in its "as is" condition as of the First Offer Space Delivery (inasmuch as tenant improvement work, allowances, free-rent during tenant construction periods and other concessions, if any, as will be reflected in ROFO Market Rental Rate as described in Section 13(j) below); provided, however, that Landlord shall deliver the First Offer Space with the base Building systems and window blinds in good working order, and to the extent window blinds are missing, Landlord shall replace same at Landlord’s sole cost and expense.

(g)     If Tenant has validly exercised its right to lease a portion of the First Offer Space, within thirty (30) days after request by either party hereto, Landlord and Tenant shall enter into a written amendment to the Lease confirming the terms, conditions and provisions applicable to such portion of the First Offer Space as determined in accordance herewith.

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(h)     If Tenant has validly exercised its right to lease a portion of the First Offer Space, Landlord shall use commercially reasonable efforts to deliver possession of such First Offer Space to Tenant on the pertinent First Offer Space Delivery Date (including, the filing and diligent prosecution of eviction proceedings, if necessary, with respect to any holdover tenant therein), but in the event Landlord should be unable for any reason to do so, then Landlord shall not be subject to any liability for failure to deliver possession except as provided below in this Section 13(h). Such failure to deliver possession shall not affect either the validity of the Lease or the obligations of either Landlord or Tenant thereunder or be construed to extend the expiration of the term of the Lease either as to such portion of the First Offer Space or the balance of the Premises; provided that in such event, the First Offer Space Delivery Date shall be extended until Landlord is able to deliver possession (i.e., with any rental abatement periods under Section 13(f)(iii) hereof, as applicable, being deferred accordingly). Without limitation of the foregoing, in the event Landlord fails to deliver possession of any portion of the First Offer Space, which failure continues for ninety (90) days beyond the pertinent First Offer Space Delivery Date (the "Outside First Offer Space Delivery Date") for any reason whatsoever (including reasons beyond Landlord's reasonable control), then Tenant shall have the additional ongoing right, exercised upon thirty (30) days' written notice thereof to Landlord delivered at any time following such 90-day period and prior to such time as Landlord has tendered the applicable First Offer Space to Tenant (time being of the essence) and Landlord's failure to deliver possession of such First Offer Space to Tenant within such 30-day period, to revoke its earlier exercise of such applicable first offer right, whereupon the Lease shall continue in full force and effect without regard to such First Offer Space, and neither party shall have any further rights or obligations with respect thereto (provided that Landlord shall again give Tenant a notice under Section 13(b) above, and Tenant shall again have first offer rights as provided in this Section 13, prior to Landlord leasing or granting options to lease such First Offer Space which remains available for leasing for a term commencing during the First Offer Period). If Tenant fails to so revoke its prior exercise notice within the time periods set forth in the preceding sentence Tenant shall be deemed to have waived such right, and the remaining terms of this Section 13(h) shall continue to apply.

(i)     In the event any portion of the First Offer Space is leased to Tenant other than pursuant to the right of first offer described herein, such portion of the First Offer Space shall thereupon be deleted from the First Offer Space. Tenant's right to lease any particular portion of the First Offer Space is expressly subject and subordinate to any rights or options to lease such portion of the First Offer Space granted in any lease of such First Offer Space or other space at the Building (i) existing as of the date hereof or (ii) entered into by Landlord and a third party following notice to Tenant in accordance with this Section 13 and Tenant's failure to lease such space pursuant to this Section 13 (as such lease may be amended from time to time), and to Landlord's right to extend or renew the lease of any tenant occupying any portion of the First Offer Space pursuant to a renewal or extension option contained in such tenant's lease.

(j)     As used herein, the following terms shall have the following meanings:

(i)     the term "First Offer Period" shall mean the period commencing with the date hereof and continuing through the end of the Extension Period hereunder; provided, however, that the First Offer Period shall not include the last two (2) years of the Extension Period;

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(ii)     the term "Existing Lease" shall mean a lease of any space in the Building in effect as of the date hereof, as amended from time to time (including extensions or renewals thereof exercised pursuant to options granted therein), whether or not the term of such lease has yet commenced; provided, however, that with respect specifically to any substitute First Offer Space substituted by Landlord in lieu of the Designated First Offer Space pursuant to Section 13(d) above, the term “Existing Lease” shall mean any lease of space in the Building in effect as of the date Landlord delivers its notice to Tenant under said Section 13(d) designating such substitute First Offer Space, as amended from time to time (including extensions or renewals thereof exercised pursuant to options granted therein), whether or not the term of such lease has then yet commenced;

(iii)     the term "ROFO Market Rental Rate" per square foot of Rentable Area shall mean (i) the annual rate of net rent being accepted by Landlord and comparable landlords of comparable buildings in downtown Chicago, Illinois for new and renewal transactions relating to leases of comparable previously improved office space in comparable office buildings in downtown Chicago, Illinois (taking into consideration the duration of the terms for which such space is being leased, location and/or floor level within the applicable buildings, size of the applicable space, when the applicable rate first becomes effective, quality, condition and location of the applicable buildings and the applicable space, improvement allowances, rental concessions, brokerage commissions, and other comparable factors) and reflecting (i.e., reduced, if applicable, to reflect any prevailing concessions which are not being provided to Tenant in kind) prevailing concessions such as, but not limited to, rental concessions, tenant improvement work, allowances, time for construction of tenant improvements, etc.) for terms commencing on or about the First Offer Space Delivery Date, plus (ii) additional components of the ROFO Market Rental Rate reasonably determined by Landlord, which may include, among the other then prevailing components of rent, periodic adjustments or additions to a fixed rent based on a share of real estate taxes and other expenses (such as Rent Adjustments), and which may also include a market-level security deposit based upon security deposits then being imposed upon other tenants in downtown Chicago, Illinois, having comparable concession packages and being of comparable credit worthiness as that of Tenant at the time ROFO Market Rental Rate is being determined. Completed lease transactions at the Building may be used by Landlord and thereupon have preferential value as an indication of the ROFO Market Rental Rate.

(k)     Without limiting the required time frame for Tenant’s exercise of its first offer right, as set forth in Section 13(c) above, Tenant shall have ten (10) business days after receipt of Landlord’s notice given under Section 13(b) (herein, “Tenant’s ROFO Review Period”) within which to accept, in writing, Landlord’s determination of ROFO Market Rental Rate set forth therein. In the event Tenant fails to accept Landlord’s determination, and if Landlord and Tenant thereupon fail to agree upon the ROFO Market Rental Rate within ten (10) business days following the Tenant’s ROFO Review Period, then, provided that Tenant has theretofore exercised the applicable first offer right for which ROFO Market Rental Rate is being determined, such dispute regarding the ROFO Market Rental Rate shall be determined in accordance with the same arbitration process as described in the second paragraph of Section 16 below relative to disputes over “Market Rental Rate” thereunder (and, for such purposes, all references in said second paragraph of Section 16 to the term “Market Rental Rate” shall be deemed a reference to the “ROFO Market Rental Rate” being determined under this Section 13, and, further, for such purposes, the last day of the Tenant’s ROFO Review Period hereunder

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shall be deemed the “Arbitration Eligibility Date” as used in said paragraph). Without limitation of the foregoing, it is understood and agreed that, if no determination of ROFO Market Rental Rate is made prior to the applicable First Offer Space Commencement Date, then Landlord’s determination shall be used until the arbitration process is completed (and if Tenant’s determination is later selected, Landlord shall promptly refund any overpayments to Tenant).

(l)     Tenant’s first offer rights under this Section 13 are expressly subject to the terms of Section 17(g) below.

14.     First Renewal Option. Subject to the provisions hereinafter set forth, Landlord hereby grants to Tenant an option to extend the term of the Lease for all of the then Premises, on the same terms, conditions and provisions as contained in the Lease, except as otherwise provided herein, for one period of five (5) years (the "First Renewal Period") after the expiration of the Extension Period, which First Renewal Period shall commence on October 1, 2024 (the "First Renewal Period Commencement Date") and end on September 30, 2029.

(a)     Said option shall be exercisable by written notice from Tenant to Landlord of Tenant's election to exercise said option given not later than the date which is fifteen (15) months prior to the First Renewal Period Commencement Date, time being of the essence. If Tenant's option is not so exercised, said option shall thereupon expire.

(b)     Unless Landlord otherwise agrees (at its sole discretion), Tenant may only exercise said option, and an exercise thereof shall only be effective, if at the time of Tenant's exercise of said option and on the First Renewal Period Commencement Date, the Lease is in full force and effect and Tenant is not (i) in monetary Default under the Lease or (ii) in non-monetary Default under the Lease, and in either event, such Default is not cured by Tenant in the time and manner set forth in the Lease after written notice from Landlord. No sublessee or assignee (other than a permitted Affiliate assignee) shall be entitled to exercise said option. In the event of an assignment to a permitted Affiliate assignee under Article Ten of the Lease (as amended by Section 23 below) as of the time of Tenant’s exercise of said option under this Section 14 or as of the First Renewal Period Commencement date, then, at Landlord’s election, any exercise of said option under this Section 14 and the amendment contemplated by Section 14(d) must be signed by both the original named Tenant and each such permitted Affiliate assignee in order to be effective (unless, however, the original named Tenant no longer exists as a separate and distinct entity as a direct result of the transaction giving rise to the assignment to such permitted Affiliate assignee, such as is the case of a merger, in which event only the permitted Affiliate assignee shall be obligated to execute such renewal exercise notice and amendment hereunder). Notwithstanding anything herein to the contrary, Landlord shall have the right, at its election, to waive any of the conditions precedent to Tenant's valid exercise of its renewal rights under this Paragraph 9, as such conditions are described above in this Paragraph 9(b), whereupon Tenant's prior exercise of such renewal rights shall be valid and in full force and effect in all respects. Any such waiver by Landlord must be in writing to be effective for purposes of the preceding sentence.

(c)     Rent per square foot of Rentable Area of the Premises payable during the First Renewal Period with respect to all space included in the Premises as of the First Renewal Period Commencement Date, as well as corresponding concessions, shall be equal to the Market Rental Rate (as hereinafter defined). Landlord shall give Tenant written notice of Landlord’s good faith determination of the Market Rental Rate (including concessions) (“Landlord’s Determination”)

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within thirty (30) days following Tenant's request therefor, provided that Tenant’s written request shall be given no earlier than eighteen (18) months prior to the First Renewal Period Commencement Date; provided, however, that if Tenant has not requested same prior to the date that is thirteen (13) months prior to the First Renewal Period Commencement Date, and if Tenant has then exercised its option under this Section 14, Landlord shall provide Tenant with Landlord’s Determination no later than the date that is twelve (12) months prior to the First Renewal Period Commencement Date.

(d)     If Tenant has validly exercised said renewal option, then within thirty (30) days after the request of either party and final determination of the Market Rental Rate, Landlord and Tenant shall enter into a written amendment to the Lease confirming the terms, conditions and provisions applicable to the First Renewal Period as determined in accordance herewith, with such revisions to the rental provisions of the Lease as may be necessary to conform such provisions to the Market Rental Rate.

15.     Second Renewal Option. Subject to the provisions hereinafter set forth, if Tenant has validly exercised its first renewal option under Section 14 above, then Landlord hereby grants to Tenant an additional option to extend the term of the Lease for all of the then Premises, on the same terms, conditions and provisions as contained in the Lease, except as otherwise provided herein, for one additional period of five (5) years (the "Second Renewal Period") after the expiration of the First Renewal Period, which Second Renewal Period shall commence on October 1, 2029 (the "Second Renewal Period Commencement Date") and end on September 30, 2034.

(a)     Said option shall be exercisable by written notice from Tenant to Landlord of Tenant's election to exercise said option given not later than the date which is fifteen (15) months prior to the Second Renewal Period Commencement Date, time being of the essence. If Tenant's option is not so exercised, said option shall thereupon expire.

(b)     Unless Landlord otherwise agrees (at its sole discretion), Tenant may only exercise said option, and an exercise thereof shall only be effective, if at the time of Tenant's exercise of said option and on the Second Renewal Period Commencement Date, the Lease is in full force and effect and Tenant is not (i) in monetary Default under the Lease or (ii) in non-monetary Default under the Lease, and in either event, such Default is not cured by Tenant in the time and manner set forth in the Lease after written notice from Landlord. No sublessee or assignee (other than a permitted Affiliate assignee) shall be entitled to exercise said option. In the event of an assignment to a permitted Affiliate assignee under Article Ten of the Lease (as amended by Section 23 below) as of the time of Tenant’s exercise of said option under this Section 15 or as of the Second Renewal Period Commencement date, then, at Landlord’s election, any exercise of said option under this Section 15 and the amendment contemplated by Section 15(d) must be signed by both the original named Tenant and each such permitted Affiliate assignee in order to be effective (unless, however, the original named Tenant no longer exists as a separate and distinct entity as a direct result of the transaction giving rise to the assignment to such permitted Affiliate assignee, such as is the case of a merger, in which event only the permitted Affiliate assignee shall be obligated to execute such renewal exercise notice and amendment hereunder). Notwithstanding anything herein to the contrary, Landlord shall have the right, at its election, to waive any of the conditions precedent to Tenant's valid exercise of its renewal rights under this Section 15, as such conditions are described above in this Section 15(b), whereupon Tenant's prior exercise of such renewal rights shall be valid and in full force and effect in all respects. Any such waiver by Landlord must be in writing to be effective for purposes of the preceding sentence.

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(c)     Rent per square foot of Rentable Area of the Premises payable during the Second Renewal Period with respect to all space included in the Premises as of the Second Renewal Period Commencement Date, as well as corresponding concessions, shall be equal to the Market Rental Rate (as hereinafter defined). Landlord shall give Tenant written notice of Landlord’s good faith determination of the Market Rental Rate (including concessions) (“Landlord’s Determination”) within thirty (30) days following Tenant's request therefor, provided that Tenant’s written request shall be given no earlier than eighteen (18) months prior to the Second Renewal Period Commencement Date; provided, however, that if Tenant has not requested same prior to the date that is thirteen (13) months prior to the Second Renewal Period Commencement Date, and if Tenant has then exercised its option under this Section 15, Landlord shall provide Tenant with Landlord’s Determination no later than the date that is twelve (12) months prior to the Second Renewal Period Commencement Date.

(d)     If Tenant has validly exercised said renewal option, then within thirty (30) days after the request of either party and final determination of the Market Rental Rate, Landlord and Tenant shall enter into a written amendment to the Lease confirming the terms, conditions and provisions applicable to the Second Renewal Period as determined in accordance herewith, with such revisions to the rental provisions of the Lease as may be necessary to conform such provisions to the Market Rental Rate.

(e)     Tenant shall have no right to renew or extend the term of the Lease beyond the Second Renewal Period hereunder.

16.     Market Rental Rate. As used herein, the term "Market Rental Rate" per square foot of Rentable Area shall mean (i) the annual rate of net rent being accepted by Landlord and comparable landlords of comparable buildings in downtown Chicago, Illinois for new and renewal transactions relating to leases of comparable previously improved office space in comparable office buildings in downtown Chicago, Illinois (taking into consideration the duration of the terms for which such space is being leased, location and/or floor level within the applicable buildings, size of the applicable space, when the applicable rate becomes effective, quality, condition and location of the applicable buildings and the applicable space, improvement allowances, rental concessions, brokerage commissions, and other comparable factors) and reflecting (i.e., reduced, if applicable, to reflect any prevailing concessions which are not being provided to Tenant in kind) prevailing concessions such as, but not limited to, rental concessions, tenant improvement work, allowances, time for construction of tenant improvements, etc.) (as the case may be) for lease terms commencing on or about the First Renewal Period Commencement Date or Second Renewal Period Commencement Date (as the case may be), plus (ii) additional components of the Market Rental Rate reasonably determined by Landlord, which may include, among the other then prevailing components of rent, periodic adjustments or additions to a fixed rent based on a share of real estate taxes and other expenses (such as Rent Adjustments), and which may also include a market-level security deposit based upon security deposits then being imposed upon tenants at other comparable first class office buildings in downtown Chicago, Illinois having comparable concession packages and being of comparable credit-worthiness as that of Tenant at the time Market Rental Rate is being determined. Completed lease or lease renewal transactions at the Building may be used by Landlord and thereupon have preferential value as an indication of the Market Rental Rate.

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Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s Determination within which to accept Landlord’s Determination in writing. In the event Tenant fails to accept Landlord’s Determination, Landlord and Tenant shall attempt to agree upon such Market Rental Rate, using their good faith efforts. If Landlord and Tenant fail to reach agreement on the Market Rental Rate within the later to occur of (i) fifteen (15) days following Tenant’s Review Period, or (ii) the date Tenant exercises the applicable option for which Market Rental Rate is being determined (such later date, the “Arbitration Eligibility Date”), then, provided that Tenant has theretofore exercised its option for which Market Rental Rate is being determined, such dispute shall be determined by arbitration as hereinafter provided (it being understood and agreed that the binding arbitration process described in this Section 16 may only commence if and to the extent Tenant has validly exercised its option for which Market Rental Rate is being so determined). If Market Rental Rate is being determined based on an arbitration process, as described in the preceding sentence, then, within ten (10) business days after the Arbitration Eligibility Date, Landlord and Tenant will each select an arbitrator who shall be disinterested and shall be a person that has been actively engaged in the development or leasing of Class A office buildings in the downtown Chicago area for a period not less than seven (7) years immediately preceding his or her appointment. If a party fails to timely select an arbitrator, which failure continues for five (5) business days after written notice thereof from the other, then the arbitrator timely selected shall be the sole arbitrator. Within five (5) business days after the selection of both arbitrators, Landlord and Tenant shall each simultaneously submit to the arbitrators a determination of Market Rental Rate with such supporting materials as they deem appropriate ("Market Rate Supporting Materials"). (If no submittal is made by a party, that party shall be deemed to have submitted its original determination.) The arbitrators shall be directed to select, within fifteen (15) business days after the receipt of such submittals, from the two determinations submitted by Landlord and Tenant the one that is closer to the Market Rental Rate as determined by the arbitrators, and said selection shall thereafter be deemed the Market Rental Rate. If the two arbitrators so appointed fail to agree, within such 15-business day period, as to which of the determinations submitted by Landlord and Tenant is closer to the actual Market Rental Rate, the two arbitrators shall, within ten (10) business days thereafter, appoint a third arbitrator, using the criteria described above, to decide upon which of the two determinations submitted is closest to the actual Market Rental Rate. In the event the two arbitrators are not able to so agree upon a third arbitrator within such ten (10) business day period, then either party may request that the third arbitrator be appointed by the American Arbitration Association, using the criteria described above. The third arbitrator shall be directed to select, within ten (10) business days after his or her appointment, from the two determinations submitted by the parties the one that is closer to the Market Rental Rate as determined by the third arbitrator, and that selection shall thereafter be deemed the Market Rental Rate. The cost of each arbitrator designated by Landlord or Tenant shall be paid for by the party so designating each such respective arbitrator, and the cost of any third arbitrator in the foregoing arbitration process shall be borne by the losing party. The determination made by the two arbitrators or the third arbitrator, as the case may be, will be final and binding upon Landlord and Tenant, and will not be subject to reconsideration by the two arbitrators or the third arbitrator, as the case may be, or to review, appeal, or challenge in any court. The determination made by the two arbitrators or the third arbitrator, as the case may be, will have the same force and effect as if a court of final resort had entered a final and binding and unappealable judgment enforcing that determination, and the determination will be an enforceable term of the Lease. If no determination is made prior to the date for commencement of payment of rent for which Market Rental Rate must be determined, then Landlord's determination shall be used until the arbitration process is completed. If Tenant's determination is later selected, Landlord shall promptly refund any overpayments to Tenant.

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17.     Partial /Full Termination Of Lease.

(a)     Tenant may elect to terminate the Lease with respect to either (i) one (1) full floor of the New Premises described herein, or (ii) the entire then Premises (which election as to the space described in either clauses (i) or (ii) above shall be made by Tenant as hereinafter provided) (in either case, the "Termination Premises") by notice of such termination election given by Tenant to Landlord, in writing no later than July 1, 2020 (time being of the essence). Tenant’s exercise notice shall specify the Termination Premises. If Tenant fails to so timely and validly exercise its termination right as provided above in this Section 17, then such right shall thereupon terminate, and this Section 17 shall be null and void. If Tenant so timely and validly exercises its termination option, then, the lease of the Termination Premises shall terminate as of September 30, 2021 (the “Termination Date”) as though the Lease had expired by lapse of time on the Termination Date with respect to the Termination Premises (it being understood and agreed that if Tenant has elected the entire then Premises as the Termination Premises, as provided in subclause (ii) above, then the entire Lease shall terminate as of the Termination Date, as though the Lease had expired by lapse of time on the Termination Date). From and after the Termination Date, the remainder of the Premises (if any) (the “Remainder Leased Premises”) shall be deemed to be the leased Premises under the Lease.

(b)     Tenant shall vacate and deliver possession of the Termination Premises to Landlord in the manner set forth in, and in the condition required by, the Lease, as amended by this Amendment, for surrender of the Premises, on or before the Termination Date. Any retention of possession by Tenant of all or part of the Termination Premises after the Termination Date shall be deemed a holding over under Article Thirteen of the Original Lease (as amended by Section 21 below) without consent of Landlord, and shall be subject to the terms and conditions of said Article Thirteen of the Original Lease (as amended by Section 21 below) with respect to such holdover.

(c)     In the event Tenant has elected to terminate one floor of the New Premises pursuant to subclause (i) under Section 17(a) above, then effective as of the Termination Date, Monthly Base Rent provided to be paid under the Lease for the Remainder Leased Premises shall be reduced for the remainder of the Lease term based on the Monthly Base Rent applicable to the Termination Premises as set forth in Section 8 above. Rent Adjustments for the calendar year which includes the Termination Date shall be calculated separately for the Termination Premises and the Remainder Leased Premises as follows:

(i)     Rent Adjustments attributable to the Termination Premises shall be prorated pursuant to Article Four of the Original Lease (as amended by Section 9 above) for the calendar year which includes the Termination Date as though the Lease will terminate on the Termination Date. Tenant’s Share attributable to the Termination Premises for said calendar year shall be computed pursuant to the definition of "Tenant's Share" set forth in Section 1.03(37) of the Original Lease, using as the numerator of the ratio described therein the Rentable Area of the Termination Premises.

(ii)     Tenant's Share with respect to the Remainder Leased Premises for such calendar year and for the remainder of the term thereafter shall be computed pursuant to the definition of "Tenant's Proportionate Share" set forth in Section 1.03(37), of the Original Lease, using as the numerator of the ratio described therein the total Rentable Area of the Remainder Leased Premises.

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(d)     In the event Tenant exercises its option to terminate as provided in this Section 17, then, notwithstanding anything contained in this Section 17 to the contrary, Tenant shall pay Landlord one-half of the Termination Premises Termination Fee (as hereinafter defined) with respect to the Termination Premises on or before the date delivers its written termination notice under this Paragraph 17, and Tenant shall pay the remaining one-half of said Termination Premises Termination Fee on or before the Termination Date. The foregoing payments shall (at Landlord’s option) be an express condition of the effectiveness of Tenant’s early termination election hereunder. Payment of the Termination Premises Termination Fee shall be made in cash or by certified or cashier’s check or wire transfer of same day funds. For purposes hereof, the term "Termination Premises Termination Fee" shall mean an amount equal to the sum of (A) with respect to the New Premises, (i) $2,448,595.00, in the event the Termination Premises includes the entire New Premises, or (ii) $1,224,297.50, if Tenant has elected to have the Termination Premises consist of one full floor of the New Premises as permitted hereunder, plus (B) with respect to any First Offer Space included as part of the Premises at the time Tenant exercises its termination option hereunder, and in the event Tenant elects to terminate the entire Lease as permitted hereunder, then an amount equal to the Unamortized Additional Space Cost Allocation. For purposes hereof, the term “Unamortized Additional Space Costs” shall mean an amount calculated with respect to each portion of First Offer Space then included in the Premises, by determining the outstanding principal balance of a loan as of the Termination Date, which loan has (A) an original principal balance equal to the amount of all tenant improvement costs, allowances, rental abatements, and brokerage commissions given or incurred by Landlord hereunder or in connection with such First Offer Space, (B) an interest rate of ten percent (10%) per annum, (C) a term and full amortization period equal to the scheduled initial term of the Lease (as extended under Paragraph 3 hereof) (i.e., meaning from and after the rent commencement date for such First Offer Space, following any upfront rental abatement periods, and through the expiration of Extension Period), and (D) payments of principal and interest made in equal monthly installments, with interest paid in arrears, and assuming that the first payment was made as of the rent commencement date for such First Offer Space.

(e)     Tenant may not, unless Landlord otherwise agrees, exercise such right to terminate the Lease with respect to the Termination Premises, as provided in this Section 17, and, unless Landlord otherwise agrees, no such exercise shall be effective, at any time that Tenant is (i) in monetary Default under the Lease; or (ii) in non-monetary Default under the Lease, which Default, in either event, is not cured by Tenant in the time and manner set forth in the Lease after written notice from Landlord. Further, no termination hereunder shall be effective if Tenant fails to pay any applicable portion of the termination fee when due under this Section 17 (unless Landlord otherwise agrees). Any notice to terminate shall be irrevocable once given.

(f)     If Tenant exercises its option to terminate under this Section 17, unless Landlord otherwise agrees, Tenant shall represent and warrant to Landlord that the following shall be true on the Termination Date (which representation and warranty shall, at Landlord’s option, be a condition to the effectiveness of such termination right of Tenant):

(i)     The original named Tenant under this Amendment or a permitted Affiliate assignee under Article Ten of the Lease owns and holds the entire interest of Tenant under the Lease;

(ii)     There shall exist no subleases or assignments, or other encumbrances granted or created by Tenant, affecting the Termination Premises which shall survive the Termination Date; and

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(iii)     No work shall have been performed by Tenant at the Termination Premises that has not been fully paid for prior to the Termination Date and that is of a nature which could give rise to a mechanics' lien or other claims against the Termination Premises, the Building and/or Landlord.

(g)     In the event Tenant exercises its first offer right at any time after July 1, 2019 under Section 13 above with respect to greater than 5,000 square feet of Rentable Area, then, notwithstanding anything herein to the contrary, Tenant shall no longer have any termination rights under this Section 17, and this Section 17 shall be deemed null and void. Further, if Tenant exercises its termination right under this Section 17, then Tenant shall have no further first offer rights under Section 13 above, notwithstanding anything in this Amendment to the contrary, and said Section 13 shall thereafter become null and void.

(h)     In the event Tenant validly exercises its termination option hereunder with respect to the entire then Premises, as permitted hereunder, then, without limitation of (and subject to) the terms and conditions set forth in this Section 17, effective as of the Termination Date, this Lease shall be deemed to have terminated, as if such date was the stated expiration date of the Term of the Lease.

18.     Inapplicable Provisions. All terms of the Lease, if any, pertaining to Landlord’s obligation to fund any tenant improvement allowance proceeds, other than the terms of the New Premises Workletter attached hereto regarding the "Allowance",” as therein described, are hereby deemed null and void (it being understood that the only remaining allowance obligations of Landlord under the Lease relate to the "Allowance" required of Landlord pursuant to the New Premises Workletter attached hereto). Further, all terms of the Lease pertaining to Landlord’s obligation to perform any tenant improvement work shall no longer apply, and are hereby null and void (provided that the foregoing shall not limit Landlord’s on-going maintenance and repair obligations as expressly set forth in the Lease, or Landlord’s obligation to perform the “Work” as provided in this Amendment). Further, Article 21 of the Original Lease (entitled, “Relocation of Tenant”) and the terms of Sections 8, 9, 10, 11, 12, 21 and 22 of the Third Amendment (entitled, respectively, “Right of First Offer”; “First Renewal Option”; “Second Renewal Option”; “Market Rental Rate”; Partial Termination Of Lease”; “Competitors”; and “Existing Lease Allowance”) are each hereby deleted and deemed null and void.

19.     Allowance-Offset Rights. If Landlord has defaulted in its obligation to disburse the “Allowance” (as defined in the New Premises Workletter), in any such case as and when required under the New Premises Workletter (herein, in any such case, a “Concession Monetary Default”), which Concession Monetary Default continues for a period of ten (10) business days after written notice thereof from Tenant to Landlord and to any mortgagee with which Tenant has executed an “SNDA”, as described in Section 28 below, then Tenant shall have the right to remedy such Concession Monetary Default by disbursing the applicable amount so in default from Tenant’s own funds, for payment of items for which such payment from Landlord would have otherwise been applied as described in the New Premises Workletter, and by thereafter deducting such Concession Monetary Default amounts so in default and so disbursed by Tenant, together with interest thereon as provided herein, from Base Rent thereafter becoming due hereunder until (a) such amount expended by Tenant, together with (b) interest on the unapplied balance thereof from time to time, accruing at an annual rate equal to the Default Rate in effect from time to time, has been fully offset against Base Rent due from time to time hereunder. Notwithstanding the foregoing, if Landlord or any mortgagee (with which Tenant has executed an

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SNDA), in good faith, notifies Tenant in writing within ten (10) business days after receipt of Tenant’s notice described above, that Landlord or such mortgagee contests Tenant’s assertion that Landlord has committed a Concession Monetary Default hereunder and states in reasonable detail the basis for its contest, then, in such case, Tenant shall not have the right to offset any amounts from Base Rent coming due under the Lease in accordance with the foregoing unless and until the issue of whether Landlord has committed a Concession Monetary Default has been finally resolved in Tenant’s favor in a binding arbitration proceeding (i.e., if the parties mutually agree, at their discretion, to have the dispute resolved by such binding arbitration) or by mutual agreement or by a court of competent jurisdiction. The remedy available to Tenant under this Section 19 shall be in addition to any other rights or remedies available to Tenant on account of any such Concession Monetary Default which is not cured within applicable cure periods provided in the Lease. Tenant’s election not to send a notice of Concession Monetary Default to Landlord and any mortgagee in accordance with this Section 19 shall not relieve Landlord from its obligation to pay the Allowance.

20.     Parking. Effective as of July 1, 2012, Section 17 of the Third Amendment (entitled, “Parking”) is hereby amended to delete the first two sentences thereof and to replace the same with the following:

“During the period from and after July 1, 2012 and thereafter during the balance of the Term of the Lease, Tenant shall be entitled to have up to eighteen (18) cars parked in the garage below the concourse level of the Building (the "Parking Spaces"), all subject to the terms and conditions, including parking rules and regulations, applicable from time to time to parking in the garage. In addition, if Tenant does not elect to utilize all eighteen (18) of said Parking Spaces from and after July 1, 2012, then Tenant shall have the right, exercised by written notice thereof to Landlord given on or before August 1, 2013 (time being of the essence), to use up to the balance of such aforedescribed eighteen (18) Parking Spaces, which were not so initially being used by Tenant as of July 1, 2012, all subject to the terms and conditions, including parking rules and regulations, applicable from time to time to parking in the garage.”

21.     Holdover. Section 20 of the Third Amendment (entitled, “Holdover Rent”) is hereby amended by deleting the language added to Article Thirteen of the Original Lease thereunder, and by substituting the following language therefor:

“In addition to and without limiting any other rights and remedies which Landlord may have on account of such holding over by Tenant, Tenant shall indemnify Landlord from and against any and all actual damages suffered by Landlord on account of such holding over by Tenant, including any damages and claims by tenants entitled to future possession, subject to the further conditions set forth in this Article Thirteen. Upon Tenant's written request, made at any time within the last nine (9) months of the Term, Landlord shall notify Tenant, within five (5) business days after Landlord’s receipt of such written request, of any then current or proposed leasing agreements relative to the Premises (or any portion thereof) for a term commencing following the termination of this Lease, which may give rise to indemnification obligations of Tenant pursuant to this Article Thirteen (the “Affected Agreements”). Tenant shall not be obligated to indemnify Landlord for Landlord’s consequential damages unless (i) such holdover continues for more than thirty (30) days, and (ii) Landlord has given Tenant not less than thirty (30) days’ prior notice of any potential Affected Agreements that may give rise to such indemnification obligations of Tenant. No occupancy by Tenant after the expiration or other termination of this Lease shall be construed to extend the Term, and Tenant’s continued occupancy of the Premises shall be as a tenancy at sufferance. The provisions of this Article Thirteen shall not be deemed to limit or constitute a waiver of any rights or remedies of Landlord as provided herein or at law or equity.”

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22.     Injunctive Relief; Rent Abatement. If Landlord is in default in its obligations to perform any maintenance, repairs, cleaning or security services as and when required under the Lease, as amended by this Amendment, which default continues for a period of thirty (30) days after written notice thereof from Tenant (which 30-day period shall be extended for such period as is reasonable under the circumstances, so long as Landlord commences to cure within said thirty (30) day period and is diligently pursuing the cure of such default), then Tenant shall have the right to pursue injunctive relief (i.e., specific performance) to compel Landlord to comply, all to the fullest extent permitted by law. In addition, if Landlord is in default in its obligations to perform any maintenance or repairs as and when required under the Lease, as amended by this Amendment, and Landlord’s failure renders all or any portion of the Premises untenantable for more than five (5) business days (and Tenant ceases to conduct business in such portion of the Premises as a result thereof), Tenant’s obligation to pay Rent shall be proportionately abated (based on the Rentable Area of the portion of the Premises rendered so untenantable) commencing as of the sixth (6th) business day and continuing until said repairs and maintenance are completed such that the Premises (or portion thereof) is no longer untenantable (or until such portion of the Premises is again occupied by Tenant for the conduct of business, if earlier).

23.     Assignment and Subletting.

(a)     The following language is hereby added at the end of the first sentence of Section 1.03(1) of the Original Lease: “, any successor to Tenant by merger, consolidation or operation of law, or any person or entity to whom all or substantially all of Tenant’s assets are conveyed.”

(b)     The following language is hereby added as Section 10.01(f) of the Original Lease:

“(f)     Notwithstanding the foregoing, it is agreed that Tenant may permit up to twenty-five percent (25%) of the overall Rentable Area of the Premises, in the aggregate, to be occupied (which permission to occupy may but need not be in writing, and which permission under this sentence shall constitute a sublease, if Tenant so elects, or shall otherwise be deemed a license only, and, in either such case, shall terminate upon any termination of this Lease or Tenant's right to possession hereunder) by any parties with whom Tenant has independent ongoing business relationships (any such permitted occupants under this sentence being referred to as “Other Permitted Occupants”) and Landlord's consent shall not be required for any such sublease or license to an Other Permitted Occupant and Landlord shall not otherwise collect any excess rent under Section 10.03 below as a result of such sublet or license to an Other Permitted Occupant, all as long as (i) Tenant gives reasonable prior or subsequent notice to Landlord of such sublease or license transaction, and (ii) such use of the Premises by the Other Permitted Occupant shall comply with all requirements otherwise set forth in this Lease relative to permitted use of the Premises hereunder and there shall be no separate demising or separate entrances in connection with the space so occupied by Other Permitted Occupants, and (iii) no such sublease or license rights shall be entered into or otherwise permitted pursuant to this sentence if such sublease or license would, at the time of such sublease or license, cause the aggregate Rentable Area of the Premises which are subject to all such subleases and licenses to Other Permitted Occupants entered into pursuant to this sentence, to exceed twenty-five percent (25%) of the then overall Rentable Area of the Premises, (iv) such sublease or license shall terminate, in any event, on or before the expiration or earlier termination of the Term hereof or of Tenant’s right to possession of the Premises hereunder and (v) the terms of Section 10.04 below regarding the continued liability of the "Tenant" entering into such sublease or license and the other terms set forth therein shall apply.”

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24.     Surrender. At the time Tenant requests Landlord’s consent to any Tenant Alterations (including, without limitation, any "Tenant's Work") at the New Premises, Landlord shall notify Tenant if Landlord will require removal of any such item or items included as part of said Tenant Alterations at the end of the Term (or of tenant’s right to possession of the subject Premises under the Lease) (which removal requirement shall only be imposed by Landlord if Landlord, in its good faith judgment, determines that such item or items would be excessively costly or hazardous to remove or that such item or items are not customary for office tenant usage at comparable Class A office buildings in downtown Chicago, Illinois). Landlord's failure to advise Tenant, as part of its consent process, that a given Tenant Alteration is required to be removed upon expiration or earlier termination of this Lease or Tenant's right to possession hereunder, shall be construed to mean that Tenant need not so remove same and such determination shall be binding on Landlord at expiration or termination of the Lease (or of Tenant’s right to possession of the subject Premises under the Lease). Notwithstanding anything herein to the contrary, Tenant shall not be obligated at any time to remove any tenant improvements located within the New Premises as of Landlord’s delivery of possession of such New Premises to Tenant on the New Premises Turnover Date. Further, in no event shall Tenant be required at any time to remove any electrical, cabling or voice/data wiring installed at the New Premises.

25.     Audit. In no event shall any representative engaged by Tenant to examine or audit Landlord’s books and records under Section 4.03 of the Original Lease be engaged on a contingent fee basis.

26.     Environmental Matters. Landlord shall comply with all applicable Environmental Laws (as defined in the Original Lease) pertaining to the common areas of the Building, or otherwise relating to Landlord's performance of any maintenance or repair obligations imposed upon Landlord under the Lease, and (B) Landlord shall be responsible, within a reasonable time frame based on the circumstances, for the remediation or other compliance work (herein, "Turnover Noncompliance Work") required on account of the New Premises not complying, as of the delivery of the New Premises to Tenant on the New Premises Turnover Date, with any applicable Environmental Laws in effect as of the New Premises Turnover Date. For purposes of this Section 26, it is understood and agreed that (i) except for costs of Turnover Noncompliance Work (which shall be at no cost to Tenant and not deducted from the Allowance), any costs incurred by Landlord relative to such compliance activities under this Section 26 may be included as part of "Operating Expenses" under the Lease (subject to any limitations expressly provided in the definition of Operating Expenses under the Lease), and (ii) Tenant shall have no claim against Landlord relative to noncompliance of Environmental Laws under this Section 26 if any such noncompliance of Environmental Laws does not, in Tenant’s sole but reasonable discretion, adversely impact Tenant's use and quiet enjoyment of any portion of the New Premises in accordance with the terms of the Lease or result in the imposition of any fine or penalty on Tenant, and (iii) Tenant shall reasonably cooperate with Landlord in allowing reasonable access to the New Premises, subject to prior scheduling with Tenant, to enable Landlord to perform any compliance work under this Section 26 which is required within the New Premises, subject to the terms of Section 10(c).

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27.     Roof Access and Usage. Subject to the terms and conditions hereinafter set forth, Landlord grants to Tenant, during the Term, the right to construct, install, maintain, repair and replace up to two (2) satellite/microwave dish devices relating to Tenant’s business in the New Premises on the roof of the Building where designated by Landlord, for receiving or transmitting signals relayed by satellite/microwave and, except as otherwise provided, to connect such equipment through existing mechanical shafts or existing vertical riser paths to the New Premises. Any such satellite/microwave dish shall be of a commercially reasonable size (not exceeding 24 inches in diameter) and shall otherwise meet specifications which are reasonably acceptable to Landlord and its engineer.

A.     If Tenant desires to exercise such right, Tenant shall give a written notice to that effect to Landlord (a “Satellite Dish Notice”). The Satellite Dish Notice shall specify in detail the requirements of such installation, all of which shall be subject to the approval of Landlord. Landlord shall not unreasonably withhold or delay its approval provided that the use of the roof for such purposes shall (i) be compatible with Landlord’s use of the roof, (ii) be subject to Landlord’s reasonable supervision, (iii) be non penetrating, (iv) shall not adversely affect the structural safety or integrity of the Building, (v) meet reasonable aesthetic and other standards of Landlord and Landlord’s architect and (vi) satisfy other conditions hereinafter set forth. If Landlord approves Tenant’s use of the roof for such purposes, Landlord shall designate by written notice to Tenant an appropriate area for such installation which shall, in Landlord’s good faith judgment, allow for the proper functioning of Tenant’s equipment (“Installation Area”). The right granted to Tenant under this Section shall be subject to the following conditions precedent: (1) there must be available space on the roof, and existing mechanical shafts or vertical risers/paths from the roof to the New Premises, for Tenant’s proposed installation; (2) Landlord’s architect shall approve of the location of the Installation Area (acting reasonably and, in such architect’s good faith determination, allowing for the proper functioning of Tenant’s equipment) and the appearance of those portions of the equipment to be visible to the public; (3) Landlord’s structural engineer (acting reasonably) shall approve of the location of the Installation Area, the design and specifications of the equipment, the load caused on the roof of the Building by such equipment, and other structural requirements of the installation; (4) the installation must comply with the applicable requirements of any covenant, condition or restriction of record and any municipal, county, state, federal or other governmental ordinance, law, rule or regulation including, but not limited to zoning ordinances, and with all rules and regulations for the Building; (5) the installation and operation of such equipment shall not interfere with the safety or operations of the Building or reduce or affect its structural integrity, and shall comply with the terms of the Lease; and (6) at Landlord’s option, Tenant shall enter into Landlord’s standard license agreement for the use of a satellite/microwave dish and related equipment at the Building, consistent in all material respects with the terms set forth in this Section 27. Tenant shall not be obligated to pay Landlord any license fee or similar charge in connection with any satellite/microwave dish or related equipment installed by Tenant pursuant to this Section 27.

B.     Tenant shall pay all costs and expenses of any kind related to the installation, operation, maintenance or removal of its communication equipment, including any out-of-pocket architect’s or engineering fees incurred in connection with required approvals and any other actual out-of-pocket costs incurred or paid by Landlord to third parties relative thereto. Tenant shall maintain all such equipment in good repair. Tenant shall be responsible for any damage,

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loss or injury to the Building or other property and for any injury to persons caused by installation, operation, maintenance or removal of such equipment. Upon the expiration or earlier termination of the Lease, Tenant shall, at its sole cost and expense, (i) remove the communication equipment and restore that portion of the roof of the Building where the communications equipment was located to its condition existing prior to the installation thereof, ordinary wear and tear and damage by casualty excepted, and (ii) repair any damage or destruction caused by such removal. Restoration and repair herein required to be performed by Tenant shall be completed under the reasonable supervision of Landlord or Landlord’s representative. Notwithstanding the foregoing, Tenant shall not remove, and shall not be reimbursed for the cost thereof, any portion of the communication equipment which is embedded or permanently attached in or to the Building including, but not limited to, cables and other wiring, unless Landlord so directs otherwise. To the extent not expressly prohibited by law, and except to the extent resulting from the negligence or willful misconduct of Landlord, Tenant agrees to hold Landlord and its members, and their agents and employees, harmless and to indemnify each of them against claims and liabilities, including reasonable attorney’s fees, for injuries to persons and damage to or theft, misappropriation or loss of property occurring in or about the Building and arising out of the installation, maintenance, operation, removal or other use of the communications equipment installed hereunder.

C.     All work performed by or on behalf of Tenant under this Section 27 shall comply and be performed in accordance with the terms and conditions described in the New Premises Workletter (i.e., if included as part of the Tenant’s Work) and in Article Nine of the Original Lease. The satellite/microwave dish and other rights of Tenant set forth in this Section 27 are not personal to the original named Tenant and may be assigned by said Tenant and thereby exercised by any assignee or sublessee to whom Tenant transfers its rights under this Section 27 (provided only one party shall have such rights under this Section 27 at any given time, and provided further, that the original named Tenant shall remain liable for all obligations and liabilities of the “Tenant” under this Section 27.

D.     Notwithstanding anything to the contrary contained herein, Landlord does not hereby represent that the roof area is suitable for Tenant’s intended use or operation of the aforedescribed satellite/microwave dish devices, nor shall Landlord be responsible to ensure the quality of, or ability to receive or transmit signals to or from, any such satellite/microwave dish contemplated by this Section 27.

28.     Management Fees. The definition of Operating Expenses for purposes of the Lease shall include management fees that are consistent within a range of current market practices, but shall expressly exclude, for any calendar year, any management fees that are in an amount greater than four percent (4%) of gross Building revenues (calculated assuming a fully occupied Building) for such calendar year, excluding tenant-use electric charges.

29.     SNDA. It is hereby agreed that, concurrent with Landlord's execution and delivery of this Amendment to Tenant, Landlord shall obtain and deliver to Tenant a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”) executed by the current mortgagee of the Building, in such mortgagee’s customary form, allowing for Tenant’s commercially reasonable modifications including recognition of Tenant’s Allowance offset rights. If said mortgagee so requires, Tenant shall execute and deliver a copy of such SNDA prior to, and as a condition of, such mortgagee’s execution and delivery of the same (and, in such case, Tenant agrees to execute and deliver the same to Landlord concurrent with Tenant’s execution and delivery of this Amendment, and any such SNDA so

28

executed and delivered by Tenant shall be deemed to satisfy all of Tenant’s SNDA requirements described above in this Section 29 or elsewhere in the Lease, notwithstanding anything herein or in the Lease to the contrary). Any cost incurred by Landlord in the receipt or negotiation of such SNDA above $2,000 shall be borne by Tenant. Notwithstanding the foregoing, in the event Landlord does not provide Tenant with a fully executed SNDA within thirty (30) days after the date of full execution and delivery of this Amendment, Tenant may send Landlord a notice nullifying this Amendment, which notice shall be delivered, if at all, within ten (10) business days after such 30-day period (time being of the essence). If Landlord does not provide Tenant with the SNDA within ten (10) days after receipt of such Tenant’s notice, this Amendment shall be null and void and of no further force or effect.

30.     Use of Fire Stairs. So long as permitted by applicable Laws, including building and fire codes and requirements, and subject to any rules reasonably adopted by Landlord from time to time as permitted hereunder, Tenant may at its sole cost and expense at all times during the Term (i) use the fire exit stairways for travel between and among any full floors of the Building in which the Premises are located, and (ii) upgrade Building standard improvements therein in accordance with the terms of the New Premises Workletter or, if not included as part of the initial Tenant’s Work hereunder, then pursuant to Article Nine of the Original Lease (which stairway improvements may include, without limitation, the installation of a card reader or other system exclusively for Tenant's use, so long as the same is compatible with the Building's fire and life-safety and security systems), as well as installation of drywall, carpeting (if permitted by Laws), paint of Tenant's choice, and light fixtures, all in accordance with all applicable Laws. Tenant shall ensure that all stairwell entry doors to the Premises shall remain closed and locked at all times (except for access by means of the approved security system). Tenant expressly acknowledges and agrees that Landlord shall have no additional responsibility for security within such stairway areas due to Tenant’s use thereof in accordance with this subparagraph.

31.     Certification and Agreement. Tenant hereby certifies to Landlord as of the date of this Amendment that Tenant (i) is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) is not engaged in the transaction evidenced by this Amendment or the Lease, directly or indirectly on behalf of, or instigating or facilitating the transaction evidenced by this Amendment or Lease, directly or indirectly on behalf of, any such person, group, entity, or nation. Tenant hereby agrees to defend, indemnify, and hold harmless LANDLORD, Landlord’s members, officers, employees and agents, Landlord’s managing agent, any officer, director, stockholder, partner, member, trustee, beneficiary, employee, agent or contractor of Landlord’s managing agent, and any MORTGAGEE OF THE BUILDING, FROM AND AGAINST ANY and all claims, damages, losses, risks, liabilities, and expenses (including REASONABLE attorney’s fees and costs) arising from or related to any breach of the certification Made by TENANT as set forth above in this SECTION 31. The terms and conditions contained in this Section 31 shall be expressly binding upon and shall expressly inure to the benefit of the successors and assigns of the parties hereto.

32.     Notices. Notwithstanding anything to the contrary contained in the Lease, all notices delivered to Landlord shall be in writing and shall be delivered to the following address:

29

FSP 303 East Wacker Drive LLC

c/o Hines

303 East Wacker Drive

Chicago, Illinois 60601

Attention: Property Manager

with an additional copy to:

FSP Property Management LLC

401 Edgewater Place

Suite 200

Wakefield, Massachusetts 01880

Attention: John F. Donahue

Notwithstanding anything to the contrary contained in the Lease, all notices delivered to Tenant shall be in writing and shall be delivered to the following address:

AECOM

515 South Flower Street, 3rd Floor

Los Angeles, CA 90071

Attention: Real Estate Services

With a copy to:

AECOM Technology Corporation

303 East Wacker Drive

Chicago, IL 60601

Attention: Office Manager

33.     Representations and Warranties. Tenant hereby represents and warrants to Landlord that the following shall be true on the Exclusion Date (the truth and accuracy of which representations and warranties shall, at Landlord’s sole option, be a condition to the effectiveness of the termination of Lease relative to the Excluded Premises contemplated hereby):

(a)     The original named Tenant under this Amendment or a permitted Affiliate assignee under Article Ten of the Lease owns and holds the entire interest of Tenant under the Lease;

(b)     There exist no subleases or assignments, or other encumbrances granted or created by Tenant, affecting the Excluded Premises which shall survive the Exclusion Date; and

(c)     No work has been performed by Tenant at the Excluded Premises that has not been fully paid for prior to the Exclusion Date and that is of a nature which could give rise to a mechanics' lien or other claims against the Excluded Premises, the Building and/or Landlord.

34.     After-Hours HVAC. After-hours HVAC shall be provided by Landlord at Landlord’s actual cost, including utilities and labor, amortization of equipment, preventative maintenance cost and any material/equipment usage in providing air.

30

35.     Electrical. The New Premises shall be separately metered for electricity. The Building allocation provides 5 watts per rentable square foot for lighting and power as well as 4 watts per rentable square foot for HVAC. Tenant shall have the right to upgrade the electrical capacity for the New Premises, at Tenant’s cost. The Building has an emergency generator for life safety as per City of Chicago code. Tenant may install access flooring in the New Premises (but not exceeding an area greater than 5,000 square feet of Rentable Area of said New Premises), provided that such installation is performed in accordance with all terms and conditions of the Lease relating to work performed by Tenant at the Premises.

36.     Telecom. Tenant’s preferred telecommunication provider shall have reasonable access to the Building with no imposition by Landlord of access fees or other similar costs. All access to risers will be coordinated with Landlord’s designated riser manager, and the foregoing shall not limit any of the terms of the Lease regarding access to risers or other areas housing telecommunication wiring and cabling.

37.     Entire Agreement. The entire agreement of the parties is set forth in this Amendment and in the Lease (as amended hereby). No prior agreement or understanding with respect to the Lease and this Amendment shall be valid or of any force or effect.

38.     Real Estate Brokers. Tenant and Landlord represent and warrant that they have not dealt with any broker in connection with this Amendment, other than Hines Interests Limited Partnership and J.F. McKinney & Associates (collectively, “Landlord’s Broker”) and CBRE, Inc. (“Tenant’s Broker”) (whose commissions shall be payable by Landlord pursuant to it separate written commissions agreement(s) with said Landlord’s Broker and Tenant’s Broker), and agree to indemnify and hold the other, its members and the managing agent of the Building harmless from all loss, damages, liabilities, claims, costs and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any other broker or brokers or finders for any commission alleged to be due such other broker, brokers or finders in connection with this Amendment.

39.     Guaranty. The Guaranty in favor of Landlord from Tenant is void and of no further force or effect (it being understood that the named Tenant herein, as the assignee and successor to the original named Tenant under the Lease, is primarily liable for all obligations and liabilities of the “Tenant” under the Lease, as amended hereby, and, accordingly, shall no longer be a required guarantor of the Lease).

40.     Irrevocable Offer. Submission of this instrument for examination and negotiation shall not bind Landlord or Tenant, and no obligation on Landlord or Tenant shall arise until this instrument is signed and delivered by Landlord and Tenant.

41.     Counterparts. This Amendment may be executed in two or more counterparts which, when taken together, shall constitute one and the same instrument.

42.     Lease in Full Force and Effect. Except as amended hereby, all the terms and provisions of the Lease shall remain in full force and effect, and are hereby ratified and confirmed. Without limitation of the foregoing, Section 26.08 of the Lease (as amended by Paragraph 9 of the First Amendment) shall apply to this Amendment and to the Lease (as amended hereby).

[Signature Page to Follow]

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LANDLORD:
FSP 303 EAST WACKER DRIVE LLC, a Delaware limited liability company

By:	FSP Property Management LLC, a Massachusetts limited liability company, its asset manager

By: /s/ John F. Donohue
Name: John F. Donohue
Title: Vice President

TENANT

AECOM TECHNOLOGY CORPORATION, a Delaware corporation

By:	/s/ Nina J. Desrocher
Name:	Nina J. Desrocher
Title:	Director, Real Estate Services

32

EXHIBIT A

NEW PREMISES

Wacker Drive
Columbus Drive
1300
1300
1300
1300
A
B
C
D
E
F
G
H
J
1
2
3
4
5

suite 1300

Available
29,212 sq.ft. Rentable

303 East Wacker Drive
Chicago, Illinois

13th Floor

NORTH

January 30, 2012

A-1

A
B
C
D
E
F
G
H
J
1
2
3
4
5
1400
1400
1400
1400
Wacker Drive
Columbus Drive

suite 1400

Available
29,212 sq.ft. Rentable

303 East Wacker Drive
Chicago, Illinois

14th Floor

NORTH

January 30, 2012

A-2

EXHIBIT B

NEW PREMISES WORKLETTER AGREEMENT

THIS NEW PREMISES WORKLETTER AGREEMENT is hereby incorporated as part of that certain Fourth Amendment to Lease made and entered into by and between and between FSP 303 EAST WACKER DRIVE LLC, a Delaware limited liability company (hereinafter referred to as “Landlord”), and AECOM TECHNOLOGY CORPORATION, a Delaware corporation (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into a certain Fourth Amendment to Lease to which this Workletter is attached (the "Fourth Amendment"), which Fourth Amendment further amends a certain Office Lease dated January 1, 1996, as amended by First Amendment dated effective as of October 1, 1999 and by Second Amendment dated as of January 22, 2001 and by Third Amendment dated effective March 1, 2004 and by a certain partial termination letter dated December 31, 2008 (collectively, the "Lease"; all capitalized terms used but not otherwise defined herein shall have the same meaning as set forth in the Fourth Amendment or in the balance of the Lease, as applicable); and

WHEREAS, pursuant to the Fourth Amendment, Tenant will be leasing certain demised premises referred to therein as the “New Premises” (herein sometimes also referred to as the "Premises") consisting of 58,424 square feet of Rentable Area (being 29,212 square feet on floor 13 and 29,212 square feet on floor 14) located on the 13th and 14th floors of the office building located at 303 East Wacker Drive, Chicago, Illinois (the "Building"); and

WHEREAS, certain tenant improvement work is to be completed on the Premises;

NOW, THEREFORE, for and in consideration of the agreement to lease the Premises and pay rent and the mutual covenants contained herein, the parties agree as follows:

1.     POSSESSION. Landlord shall deliver possession of that portion of the Premises referred to in the Fourth Amendment as the “New Premises” as of the New Premises Turnover Date described in said Fourth Amendment in the condition for turnover required by the Fourth Amendment.

2.     TENANT'S WORK. Tenant, at its sole cost and expense, but subject to payment of the Allowance (as hereinafter defined) as provided under Paragraph 9 below, shall perform, or cause to be performed, the Tenant's Work (as defined in the Fourth Amendment) in the Premises provided for in the Plans (as hereafter defined) submitted to and approved by Landlord. The Tenant's Work shall be constructed in a good and workmanlike fashion, in accordance with the requirements set forth herein and in compliance with all applicable statutes, laws, ordinances, orders, codes, rules, regulations, building and fire codes and other governmental requirements, including, without limitation, the Americans with Disabilities Act and its regulations (the "ADA"). Landlord's review and approval of the Plans or any other submission of Tenant shall create no responsibility or liability on the part of Landlord for such compliance or for their completeness or design sufficiency. Tenant shall commence the construction of the Tenant's Work promptly following completion of the pre-construction activities provided for in Paragraph 3 below and shall diligently proceed with all such construction in order to complete the Tenant's Work prior to the New Premises Commencement Date (as defined in the Fourth Amendment) or as soon thereafter as is reasonably practicable. Tenant shall coordinate the Tenant's Work so as avoid interference with any other work being performed by or on behalf of Landlord and other tenants at the Building.

B-1

3.     PRE-CONSTRUCTION ACTIVITIES.

(a)     Prior to commencing any of the Tenant’s Work, Tenant shall submit the following information and items to Landlord for Landlord's review and approval with respect thereto:

(i)     A detailed construction schedule containing the major components of the Tenant's Work and the time required for each, including the scheduled commencement date of construction of the Tenant's Work, milestone dates and the estimated date of completion of construction.

(ii)     An itemized statement of estimated construction costs, including permits and architectural and engineering fees.

(iii)     The names and addresses of Tenant's contractors (and the contractor's subcontractors as well as any vendors who will be delivering materials directly to the Building site) to be engaged by Tenant for the Tenant's Work and of any construction manager proposed to be engaged by Tenant for the Tenant's Work (collectively, "Tenant's Contractors"). Landlord has the right to approve or disapprove Tenant's Contractors, which approval shall not be unreasonably withheld or delayed. Landlord shall give its approval or disapproval of the proposed Tenant’s Contractors designated by Tenant within five(5) days after Tenant’s submittal thereof to Landlord. Tenant shall not employ as Tenant's Contractors any persons or entities so disapproved by Landlord. If Landlord has affirmatively approved only certain contractor(s) and/or subcontractor(s) from Tenant's list, Tenant shall employ as Tenant's Contractors only those persons or entities so approved. Landlord may, at its election, designate a list of approved contractors for performance of work affecting electrical, mechanical, plumbing or life safety systems (“Approved Building System Contractors”), from which Tenant must select its contractors for such work. Without limitation of the foregoing, Landlord hereby confirms that any of the contractors listed on Attachment 1(a) hereto will be an approved general contractor for Tenant to engage relative to the performance of the Tenant’s Work and any of the contractors listed on Attachment 1(b) hereto shall be an Approved Building System Contractor for Tenant or the general contractor to engage for performance of work affecting electrical mechanical, plumbing or life safety systems. For purposes hereof, the term "life safety systems" shall include the Building's fire protection/sprinkler system, strobes, and speakers connected to the Building's annunciator panel.

(iv)     A written statement from Tenant, acting in its capacity as architect for the Tenant’s Work, stating that Tenant has visited the site, inspected and verified existing conditions as such conditions affect the Plans and construction of the Tenant's Work.

(v)     Certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant's Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

(vi)     The Plans for the Tenant's Work, which Plans shall be subject to Landlord's approval in accordance with Paragraph 3(b) below.

Tenant will update such information and items by notice to Landlord of any changes, which changes shall be subject to Landlord’s prior approval hereunder. Landlord shall promptly (or as otherwise required by this Workletter) review all submissions made by Tenant.

B-2

(b)     As used herein the term "Plans" shall mean full and detailed architectural and engineering plans and specifications covering the Tenant's Work (including, without limitation, architectural, mechanical, electrical, life safety, fire protection and plumbing working drawings for the Tenant's Work). The Plans shall include the minimum information shown on Attachment 2 attached hereto and incorporated herein. Subject to the Allowance (as hereinafter defined) and the Space Plan Allowance (as hereinafter defined), Tenant shall pay all costs and expenses of preparing the Plans. The Plans shall be subject to Landlord's approval (not to be unreasonably withheld) and the approval of all local governmental authorities requiring approval, if any. Landlord shall give its approval or disapproval (giving reasons in case of disapproval) of the Plans within seven (7) business days after their delivery to Landlord. Landlord agrees not to unreasonably withhold its approval of said Plans; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds its consent because, in Landlord's reasonable opinion: (i) the Tenant's Work is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and its occupants; (ii) the Tenant's Work would adversely affect Landlord's ability to furnish services to Tenant or other tenants; (iii) the Tenant's Work would materially increase the cost of operating the Building (unless Tenant agrees to pay any such increased costs); (iv) the Tenant's Work would violate any governmental laws, rules or ordinances; (v) the Tenant's Work contains or would require the use of hazardous or toxic material in any unlawful manner; (vi) the Tenant's Work would adversely affect (A) the exterior appearance of the Building or (B) the interior appearance of the Building if visible from the common corridors or other common or public areas on any floor in which Tenant is not leasing the entire such floor as part of the Premises; or (vii) the Tenant's Work would adversely affect another tenant's premises. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent, whether or not such other reasons are similar or dissimilar to the foregoing. Landlord shall cooperate with Tenant by discussing or reviewing preliminary plans and specifications at Tenant's request prior to completion of the full, final detailed Plans in order to expedite the preparation of and the subsequent approval process concerning the final Plans. If Landlord notifies Tenant that changes are required to the final Plans submitted by Tenant, Tenant shall submit to Landlord, for its approval, the Plans amended in accordance with the changes so required. Landlord shall give its approval or disapproval (giving reasons in case of disapproval) of any such revised Plans within five (5) business days after their delivery to Landlord. The Plans shall also be revised, and the Tenant's Work shall be changed, to incorporate any work required in the Premises by any local governmental field inspector. Landlord's approval of the Plans shall in no way be deemed to be acceptance or approval of any element therein contained which is in violation of any applicable statutes, laws, ordinances, orders, codes, rules, regulations, building or fire codes or other governmental requirements.

(c)     Upon Landlord's approval of the Plans, subject to Section 24 of the Fourth Amendment, Landlord shall designate in writing any affixed appurtenances which are part of Tenant's Work which Tenant shall be required to remove upon the expiration of the Lease. Any such agreement entered into in writing by Landlord shall be binding on Landlord at expiration of the Lease.

(d)     No Tenant's Work shall be undertaken or commenced by Tenant in the Premises until:

(i)     The Plans for the Premises have been submitted to and approved by Landlord (which approval shall not be unreasonably withheld or delayed as provided in Section 3(b) hereinabove).

B-3

(ii)     All necessary building permits have been obtained by Tenant.

(iii)     All required insurance coverages have been obtained by Tenant, it being understood that failure of Landlord to receive evidence of such coverage upon commencement of the Tenant's Work shall not waive Tenant's obligations to obtain such coverages.

(iv)     Items required to be submitted to Landlord prior to commencement of construction of the Tenant's Work have been so submitted and have been approved, where required.

(e)     Tenant, at Tenant's option, may retain Landlord as construction manager for all or any portion of Tenant's Work, if Landlord agrees to perform such construction management services. In the event that Tenant elects to retain Landlord as construction manager and Landlord agrees to perform such construction management services, Tenant and Landlord shall, at Landlord's request, enter into Landlord's standard form of agreement for similar work in the Building, subject to Tenant's approval thereof and with mutually agreed upon changes thereto and with agreed-upon fees payable to Landlord in connection therewith in the amount of three percent (3%) of the “hard” costs associated with the applicable Tenant’s Work. In the event Tenant does not so engage Landlord as construction manager, then Tenant shall have the right to retain its own construction manager or general contractor for construction of the Tenant's Work, subject to Landlord's reasonable approval as provided herein, whereupon Landlord shall not be entitled to any general coordination/supervision fee relative to the Tenant's Work, except as expressly provided in Paragraph 5 below. Landlord hereby approves CBRE, Inc. as project manager and Tishman Interiors Corporation as general contractor and/or construction manager.

4.     DELAYS. In the event Tenant, for any reason, fails to complete the Tenant's Work on or before the New Premises Commencement Date, Tenant shall be responsible for Monthly Base Rent, Rent Adjustments and all other obligations as set forth in the Fourth Amendment and the balance of the Lease from the New Premises Commencement Date, regardless of the degree of completion of the Tenant's Work on such date, and no such delay in completion of the Tenant's Work shall affect the New Premises Commencement Date, or relieve Tenant of any of its obligations under the Fourth Amendment or the balance of said Lease. Notwithstanding any of the foregoing, if the Tenant’s Work is not substantially completed on or before the later of (i) the Scheduled New Premises Commencement Date under the Fourth Amendment, and (ii) the date set forth in Tenant’s construction schedule delivered under Paragraph 3(a)(i) as the scheduled date for completion of the Tenant’s Work (herein, the “Target Date”), and if any such delay in substantial completion of the Tenant’s Work is attributable to Landlord Delay (as hereinafter defined) or a Limited Force Majeure Delay (as hereinafter defined), then the New Premises Commencement Date shall be extended by the period of delay in the Tenant’s Work beyond the Target Date which was attributable to the Landlord Delay or the Limited Force Majeure Delay (i.e., as opposed to being attributable to any other matter causing such delay). As used herein, the term “Landlord Delay” means Landlord’s delay in responding to Tenant’s Plans or Tenant’s request for approval of Tenant’s Contractors, as and when required under Paragraph 3(a)(iii) and/or Paragraph 3(b) hereof; any default by Landlord of its obligations hereunder or under the Fourth Amendment; any delay resulting from any “Permit Issuance Delay” as described in said Section 7(b) below; or any delay caused by any maintenance, repairs or other work being performed by Landlord at the New Premises under the Fourth Amendment (including, without limitation, any repair, remediation or other work being performed by Landlord under Sections 10(a), 10(c) or 26 of the Fourth Amendment, if applicable); in any case to the extent delaying substantial completion of the Tenant’s Work. For purposes hereof, the term “Limited Force Majeure Delay” shall mean any delay in substantial completion of the Tenant’s Work at the New

B-4

Premises resulting from (a) a strike or organized labor work stoppage (which strike or work stoppage was not caused in whole or in part by Tenant or its contractors or any actions of said parties); or (b) lightning, earthquake, fire, storm, hurricane, tornado, flood or any other similar casualty event which was not caused by Tenant or any of its contractors or other representatives. Landlord Delay or Limited Force Majeure Delay shall not include any delay in substantial completion of the Tenant’s Work that would in any event (i.e., even if the Landlord Delay or Limited Force Majeure Delay had not occurred) have resulted from other causes. Tenant shall notify Landlord, in writing, within five (5) business days after Tenant has knowledge of any claim for Landlord Delay or Limited Force Majeure Delay. No Landlord Delay or Limited Force Majeure Delay shall be deemed to have occurred unless and until Tenant has so provided written notice to Landlord specifying the action or inaction that Tenant contends constitutes a Landlord Delay or Limited Force Majeure Delay, as applicable. If such action or inaction is not cured within one (1) business day after receipt of such notice, then a Landlord Delay or Limited Force Majeure Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date such notice is received and continuing for the number of days the substantial completion of the Premises was in fact delayed as a direct result of such Landlord Delay or Limited Force Majeure Delay occurrence (but in no event beyond the time period when the Landlord Delay or Limited Force Majeure Delay event has been cured or otherwise no longer exists).

5.     CHARGES AND FEES. Subject to Paragraph 9 below, Tenant shall be responsible for all costs and expenses attributable to the Tenant's Work, including payment to Landlord of all out-of-pocket costs and expenses incurred by Landlord in reviewing the Plans and other submittals hereunder (e.g., third party structural and MEP engineering review), which fee shall not, in any event, exceed the aggregate amount of $15,000.00 (“Fee Cap”), and which payment to Landlord shall be made within thirty (30) days following Landlord's request therefor from time to time or otherwise disbursed from the Allowance. Except as provided in the preceding sentence or as otherwise provided in Paragraph 3(e) above, Landlord shall not be entitled to any additional supervision fee relative to the Tenant's Work or any fee for profit, overhead or general conditions.

6.     CHANGE ORDERS. All changes (other than de minimus changes based on field conditions as more particularly described in Paragraph 7(k) below and other minor, non-material changes costing less than $5,000) to the final Plans requested by Tenant must be approved by Landlord in advance of the implementation of such changes as part of the Tenant's Work, which approval shall not be unreasonably withheld. Landlord shall approve or disapprove of a change within three (3) business days after Tenant’s request. Subject to Paragraph 9 below, Tenant shall be responsible for all costs and expenses attributable to any changes, including, subject to the Fee Cap, an amount equal to the amount of all out-of-pocket costs and expenses incurred by Landlord in reviewing the change order request and related materials (which payment to Landlord shall be made within thirty (30) days following Landlord's request therefor from time to time or disbursed from the Allowance) or such other amount as provided in Paragraph 3(e) above if applicable. All delays caused by Tenant initiated change orders, including, without limitation, any stoppage of work during the change order review process, are solely the responsibility of Tenant and shall cause no delay in the New Premises Commencement Date, or payment of Monthly Base Rent, Rent Adjustments and performance of all other obligations set forth in the Fourth Amendment or the balance of the Lease.

7.     STANDARDS OF DESIGN AND CONSTRUCTION AND CONDITIONS OF TENANT'S PERFORMANCE. All work done in or upon the Premises by Tenant shall be done according to the standards set forth in this Paragraph 7, except as the same may be modified in the Plans approved by both Landlord and Tenant.

B-5

(a)     Tenant's Plans and all design and construction of the Tenant's Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, requirements of Landlord's fire insurance underwriters and the requirements of the ADA (i.e., as such ADA requirements pertain to the space within the Premises, and not to any areas external thereto). Approval by Landlord of the Plans shall not constitute a waiver of this requirement or assumption by Landlord of responsibility for compliance. Where several sets of the foregoing laws, codes and standards must be met, the strictest shall apply where not prohibited by another law, code or standard.

(b)     Tenant shall, at its own cost and expense, but subject to payment by Landlord of the Allowance under Paragraph 9 below, obtain all required building permits and, when construction has been completed, shall, at its own cost and expense, obtain an occupancy permit for the Premises, which shall be delivered to Landlord. Tenant's failure to obtain such permits shall not cause a delay in the New Premises Commencement Date, or the payment of Monthly Base Rent, Rent Adjustments and performance of all other obligations under the Fourth Amendment or the balance of the Lease. Notwithstanding the foregoing, to the extent the building permit issuing body from the City of Chicago (the “City”) (A) specifically acknowledges that the issuance to Tenant of such required building permits is being delayed solely on account of certain Building-related legal non-compliance matters that are not directly related to the Tenant’s Work, or (B) specifically acknowledges that (i) the issuance of an occupancy permit or certificate to Tenant is being delayed solely on account of certain Building-related legal non-compliance matters that are not directly related to the Tenant’s Work and (ii) that such occupancy permit or certificate is required for Tenant’s lawful occupancy of the Premises for the conduct of business therefrom (in either case under clause (A) or clause (B), “Permit Delay Building Issues”), then (i) unless Landlord in good faith contests such assertion by the City, Landlord shall use commercially reasonable efforts to perform any such identified City-required conditions to the issuance of such permits in such reasonably prompt manner so as to minimize any such further delay in the issuance of Tenant’s permits (which Landlord obligations may include, without limitation, if so specified by the City, the payment of all outstanding fees claimed by the City to be due from Landlord and/or the performance of work in or about the Building claimed by the City to be required to be performed by Landlord in order to be in compliance with applicable codes or other City requirements), and (ii) if Landlord in good faith contests such assertion, Landlord shall diligently pursue the resolution of such dispute with the City in such reasonably prompt manner so as to minimize any such further delay in the issuance of Tenant’s permits, and (iii) whether or not Landlord in good faith contests such assertion, any period from the time Landlord is notified by Tenant of the City’s claim of Permit Delay Building Issues, until such Permit Delay Building Issues are performed or satisfied by Landlord, shall be deemed “Permit Issuance Delay” for purposes of Paragraph 4 above.

(c)     Tenant's Contractors shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord's contractors and subcontractors and with other contractors and subcontractors in the Building. All work shall be coordinated with any other construction or other work in the Building in order not to adversely affect construction work being performed by or for Landlord or its tenants, it being understood that in the event of any conflict, Landlord and its contractors and subcontractors shall have priority over Tenant and Tenant's Contractors; provided, however, notwithstanding such priority, Landlord shall not unreasonably inhibit Tenant's Contractors from performing their work.

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(d)     Landlord shall have the right, but not the obligation, upon not less than 72 hours' prior written notice thereof to Tenant (provided that no such notice shall be required in the event of an emergency), to perform, on behalf of and for the account of Tenant, subject to reimbursement by Tenant (provided that the Allowance may be used for such purposes), any work (i) which Landlord reasonably deems necessary to be done on an emergency basis or (ii) which pertains to structural components, building systems, the general utility systems for the Building or connecting the Tenant's Work with any other work in the Building (but only to the extent the Tenant’s Work impacts the structural components of the Building or any Building systems, and Landlord, in good faith determines that action is warranted), or (iii) which pertains to the erection of temporary safety barricades or signs during construction; provided, however, that the amount charged to Tenant shall be reasonable and cost competitive and Tenant shall not be charged more than Tenant would have reasonably been charged if Tenant had the work done for its own account.

(e)     Tenant shall use only new, quality materials in the Tenant's Work, except where explicitly shown in the Plans approved by Landlord and Tenant. Tenant shall obtain, promptly after completion of the Tenant's Work, warranties of at least one (1) year duration from the completion of the Tenant's Work against defects in workmanship and materials on all work performed and equipment installed in the Premises as part of the Tenant's Work, a copy of which warranties shall be delivered to Landlord upon Tenant's receipt of the same. It is acknowledged that the foregoing required warranties, to the extent issued by the general contractor, shall satisfy the minimum requirements of this Paragraph 7(e).

(f)     Tenant and Tenant's Contractors, in performing work, shall do so in conformance with the construction rules and regulations in effect for the Building (a copy of which has heretofore been made available to Tenant) and shall not unreasonably interfere with other tenants and occupants of the Building. Tenant and Tenant's Contractors shall make all reasonable efforts and take all reasonable steps appropriate to construction activities undertaken in a fully-occupied first-class office building so as not to unreasonably or materially interfere with the operation of the Building and shall, in any event, comply with all other reasonable rules and regulations existing from time to time at the Building. Tenant and Tenant's Contractors shall take all reasonable precautionary steps to minimize dust, noise and construction traffic, and to protect their facilities and the facilities of others affected by the Tenant's Work and to properly police same. Tenant shall not permit noise from construction of Tenant's Work to unreasonably or materially disturb other tenants in the Building. Tenant's Work which does so unreasonably or materially disturb other tenants shall be performed after regular working hours. Construction equipment and materials are to be kept within the Premises and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall direct so as not to burden the construction or operation of the Building.

(g)     Landlord shall have the right, upon 24 hours’ prior written notice to Tenant (except that no notice shall be required in the case of an emergency), to order Tenant or any of Tenant's Contractors who violate the requirements imposed on Tenant or Tenant's Contractors as set forth herein in performing work to cease work and remove its equipment and employees from the Building. No such action properly exercised by Landlord shall delay the New Premises Commencement Date, or the payment of Monthly Base Rent, Rent Adjustments and performance of all other obligations under the Fourth Amendment or the balance of the Lease.

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(h)     Utility costs or charges for any service (including, but not limited to, HVAC, electrical, and the like) to the New Premises (as defined in the Fourth Amendment) shall be the responsibility of Tenant from the date Tenant is obligated to commence or commences the Tenant's Work and shall be paid for by Tenant at Landlord's reasonable rates; provided that Tenant shall not be responsible for any usage charges for HVAC to the New Premises during standard building office hours at any time prior to the New Premises Commencement Date. Tenant shall not be responsible for any usage charges for freight elevator service or loading dock usage during standard building office hours at any time prior to the New Premises Commencement Date. Tenant shall apply and pay for all utility meters required. Tenant shall remain responsible for utility costs and other charges associated with the Existing Premises (as defined in the Fourth Amendment) as and to the extent otherwise provided in the Lease. Use of freight elevators and loading dock is subject to scheduling by Landlord. Any use of the freight elevators or loading dock outside of normal building office hours will be at Tenant's expense, in an amount equal to the out-of-pocket expenses incurred by Landlord relative to security personnel or union operators necessitated by such after-hours freight elevator and/or loading dock usage. Tenant shall arrange and pay for removal of construction debris and shall not place debris in the Building's waste containers.

(i)     Tenant shall permit access to the Premises, and the Tenant's Work shall be subject to inspection, by Landlord and Landlord's architects, engineers, contractors and other representatives, at all times during the period in which the Tenant's Work is being constructed and installed and following completion of the Tenant's Work on reasonable prior notice to Tenant.

(j)     Tenant shall proceed with its work expeditiously, continuously and efficiently, from the date Landlord tenders possession of the New Premises to Tenant for the construction of the Tenant's Work. Tenant shall notify Landlord upon substantial completion and upon final completion of the Tenant's Work and shall furnish Landlord and Landlord's title insurance company with such further documentation as may be necessary under Paragraph 9 below.

(k)     Tenant shall have no authority to deviate from the Plans in performance of the Tenant's Work, except as authorized by Landlord and its designated representative in writing and except for de minimus changes based on field conditions and other minor, non-material changes costing less than $5,000 and not affecting the overall basic design and construction evidenced by such Plans and not impacting the base Building systems or structural components of the Building. Tenant shall furnish to Landlord "as-built" drawings of the Tenant's Work consisting of record drawings of the installed condition of each component of the Tenant's Work completed from the Plans marked up daily in the field by the various trades. Such record drawings shall be submitted in a final package by Tenant's general contractor to Landlord within ninety (90) days after completion of the Tenant's Work. Final disbursement of any remaining amounts of the Allowance will not occur until such record drawings have been received by Landlord (the “Record Drawing Allowance Condition”); provided that if all other conditions hereunder to the final disbursement of the Allowance have been satisfied, then Landlord shall not withhold more than two percent (2%) of the total Allowance being contributed hereunder as a result of the Record Drawing Allowance Condition having not yet been satisfied.

(l)     Landlord shall have the right to require Tenant to install and maintain proper access panels to utility lines, pipes, conduits, duct work and component parts of mechanical and electrical systems existing or installed in the Premises in accordance with the Lease.

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(m)     Tenant shall impose on and enforce all applicable terms of this Workletter against Tenant's Architect, Tenant's Engineer and the Tenant's Contractors.

8.     INSURANCE AND INDEMNIFICATION.

(a)     In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant's Contractors to secure, pay for and maintain during the continuance of construction and fixturing work within the Building or Premises, insurance in the following minimum coverages and limits of liability:

(i)     Worker's Compensation and Employer's Liability Insurance with limits of not less than $1,000,000.00, or such higher amounts as may be required from time to time by any employee benefit acts or other statutes applicable where the work is to be performed, and in any event sufficient to protect Tenant's Contractors from liability under the aforementioned acts.

(ii)     Commercial General Liability Insurance including Broad Form Contractual, Broad Form Property Damage, Personal Injury, Completed Operations and Products coverages (such Completed Operations and Products shall be provided for a period of three (3) years after the date of final acceptance of the Tenant's Work), and deletion of any exclusion pertaining to explosion, collapse and underground property damage hazards, with limits of not less than $3,000,000.00 per occurrence and having a general aggregate amount on a per location basis of not less than $5,000,000.00.

(iii)     Comprehensive Automobile Liability Insurance including Owned, Non-Owned and Hired Car coverages, with limits of not less than $1,000,000.00 combined single limit for both bodily injury and property damage.

(iv)     "All-risk" builder's risk insurance upon the entire Tenant's Work to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Tenant's Work and shall insure against the perils of fire and extended coverage and shall include "all-risk" builder's risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism and malicious mischief. If any portion of the Allowance has been disbursed with respect to portions of the Tenant's Work which are stored off the site of the Building or in transit to said site, then to the extent such portions of the Tenant’s Work are not covered under said "all-risk" builder's risk insurance, Tenant shall secure and maintain similar property insurance on such portions of the Tenant's Work. Any loss insured under said "all-risk" builder's risk insurance is to be adjusted between Landlord and Tenant and made payable as their interests may appear.

All policies (except the worker's compensation policy and the “all risk” builders insurance) shall be endorsed to include as additional insured parties Landlord and its partners, directors, officers, members, employees and agents, Landlord's contractors, Landlord's architects, and such additional persons as Landlord may designate. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the worker's compensation policy and liability policies) to be obtained by Tenant pursuant to this paragraph. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days' prior written notice of any reduction, cancellation or non-renewal of coverage (except that ten (10) days' notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

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(b)     Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law Tenant agrees to indemnify, protect, defend and hold harmless Landlord, its partners, directors, officers, employees and agents, from and against all claims, liabilities, losses, damages and expenses of whatever nature arising out of or in connection with the Tenant's Work or the entry of Tenant, Tenant's Architect, Tenant's Engineer or Tenant's Contractors into the Building and the Premises, including, without limitation, mechanic's liens or the cost of any repairs to the Premises or Building necessitated by activities of Tenant, Tenant's Architect, Tenant's Engineer or Tenant's Contractors and bodily injury to persons or damage to the property of Tenant, its employees, agents, invitees, licensees or others, except and to the extent that such claims, liabilities, losses, damages and expenses arise out of the negligent act or omission of Landlord, its agents, employees and contractors. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease.

9.     ALLOWANCE; PERIODIC PAYMENTS.

(a)     Landlord shall make a contribution (the "Allowance") towards the “hard costs” and the “soft costs” of Tenant's Work (as such terms are hereinafter defined), in an amount equal to $2,629,080.00 (i.e., being $45.00 per square foot of Rentable Area of the New Premises), on the terms and conditions hereinafter set forth. If the cost of the Tenant's Work exceeds the Allowance, Tenant shall have sole responsibility for the payment of such excess cost, and, at Landlord's election, Tenant shall be obligated to pay its "pro-rata share" (as defined in Paragraph 9(g) below) of the cost of the Tenant’s Work when due from time to time (i.e., based upon the most recent estimates of the cost of the Tenant's Work delivered by Tenant under Paragraph 3 above or otherwise furnished by Tenant upon Landlord's request from time to time therefor) as an express condition for Landlord's obligation to disburse any further portion of the Allowance, and in such event, Landlord shall have no obligation to further disburse any portion of the Allowance until Tenant's pro-rata share of the costs of the Tenant’s Work have been so paid by Tenant. It is acknowledged that Landlord intends that not less than $1,971,810.00 (i.e., being approximately 75% of the Allowance) of the overall Allowance be contributed to so-called “hard” construction costs for the Tenant’s Work (which “hard” construction costs, for purposes hereof, shall include all costs and fees payable under the construction contract with Tenant’s general contractor, construction manager or under any other construction contracts entered into by Tenant relative to the construction of the Tenant’s Work, together with all costs associated with permits and other governmental approvals, the fees payable to Landlord under Paragraph 5 hereof, and all costs associated with the installation of telephone and cabling lines into the walls of the Premises), and it is hereby agreed that no more than $657,270.00 (i.e., being 25% of the Allowance) of the overall Allowance (herein, the “Available Soft Cost Contribution”) may be applied by Tenant to pay for so-called “soft” costs associated with Tenant’s construction of the Tenant’s Work, including moving/relocation to the Premises (which “soft” costs, for purposes hereof, shall include all architectural and engineering costs and fees, moving expenses, relocation costs, consulting fees and other reimburseable expenses; all costs of furniture, fixtures and equipment; telephone and cabling costs associated with the interior of the Premises; and all other costs and expenses paid by Tenant to Landlord hereunder, other than the fees specifically set forth in Paragraph 5 of this Agreement).

(b)     Periodically, but not more frequently than once per month, beginning at any time following the full execution and delivery of the Fourth Amendment, Tenant may submit to Landlord a payment request for costs of the Tenant's Work incurred naming the parties to be paid and the respective amounts of such payments, which payment request shall be accompanied by:

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(i)     A statement in writing under oath signed by Tenant stating the various contracts entered into by Tenant for the Tenant's Work and with respect to each: the total contract price of all labor, work, services and materials; the amounts theretofore paid thereon; the amount requested for the current disbursement; and the balance due for such labor, work, services and materials, after payment of the current disbursement, to complete the Tenant's Work in accordance with the Plans;

(ii)     A written application for payment from each of Tenant's Contractors disclosed in the aforesaid sworn Tenant's statement wherein each of Tenant's Contractors certifies completion and the cost of that portion of the Tenant's Work for which payment is requested and further certifies that the cost to complete the Tenant's Work remaining to be done under said contract will not exceed the balance due thereunder (without including in such balance any required retainages) and a statement in writing under oath or verified by affidavit of Tenant's Contractor stating: the names of all persons, firms, associations, corporations or other parties by whom labor, materials, services or work will be rendered or furnished pursuant to the contract with Tenant's Contractor; the nature of labor, work, services and materials to be rendered or furnished by each of the foregoing; the amounts (in the case of firm subcontracts) and estimated amounts (in other cases) to be paid for such labor, work, services and materials; the amounts theretofore paid thereon; the amount requested for the current disbursement; and the balance due for such labor, work, services and materials, after payment of the current disbursement, to complete the work described in such subcontract;

(iii)     A statement from each of the subcontractors and materialmen disclosed in the aforesaid Tenant's Contractor's sworn statement, in writing under oath or verified by affidavit of a duly authorized agent of such subcontractor of the parties furnishing materials and labor to it or for their account, and of the amounts due or to become due each;

(iv)     Certificate for payment executed by Tenant, acting in its capacity as the architect for the Tenant’s Work, on American Institute of Architect's Form G-703;

(v)     Originals of partial waivers of lien from each of Tenant's Contractors and all materialmen and vendors requesting payment covering such requested payment; and

(vi)     Evidence reasonably satisfactory to Landlord that Tenant has paid or will pay, simultaneous with payment by Landlord, Tenant's required share of the costs of the Tenant's Work.

Provided that the foregoing deliveries have been made, and so long as Tenant is not then in Default hereunder or under the Lease, Landlord shall disburse portions of the Allowance in the amount of the requested disbursement no later than thirty (30) days after each such request therefor.

(c)     Landlord may make payments of the Allowance through a construction escrow established with Landlord's title insurance company pursuant to which escrow said title company shall examine the sworn statements and lien waivers provided by Tenant and Tenant's Contractors and, if so required by Landlord, insure against mechanic lien claims for work done through the date of Tenant's Contractors' most recent request for payment, in which case Tenant agrees to comply with the reasonable terms and conditions of such construction escrow. The escrowee's charges therefor shall be the responsibility of Landlord and may not be deducted from the Allowance. Notwithstanding anything to the contrary contained herein or in the Lease, in the event Landlord makes payments of the Allowance through a construction escrow as provided in this paragraph, Tenant's Contractors may, at their own expense, arrange to provide "trailing" waivers (lien waivers which are dated up to thirty (30) days earlier than the contractor's request for payment) if Landlord's lender so permits and Landlord's title insurance company nevertheless provides the insurance called for by this paragraph.

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(d)     Within thirty (30) days after final completion and installation of the Tenant's Work, Tenant shall submit to Landlord a detailed breakdown of the total amount of the costs of the Tenant's Work, together with final waivers of liens, contractors' affidavits, and architects' certificates in such form as may be reasonably required by Landlord, Landlord's title insurance company and Landlord's lender, if any, from all parties performing labor or supplying materials or services in connection with the Tenant's Work, showing that all of said parties have been compensated in full and waiving all liens in connection with the Premises and Building.

(e)     Landlord has no obligation to disburse any portion of the Allowance during any period when Tenant is in (A) monetary default hereunder or under the Lease (provided that if Tenant cures any such monetary default in the time and manner provided in the Lease after written notice from Landlord, then Tenant shall again be entitled to disbursement of the Allowance in accordance with the other terms and conditions set forth herein) or (B) non-monetary “Default” hereunder or under the Lease (i.e., meaning a non-monetary Default which has not been cured by Tenant in the time and manner described in the Lease after written notice from Landlord). Disbursement of any portion of the Allowance shall not be deemed a waiver of Tenant's obligation to comply with such provisions. Tenant shall be responsible for the appropriateness and completeness of the contractors' affidavits and waivers of lien and approval of any of such work; Landlord shall have no responsibility for any of the foregoing.

(f)     Landlord shall have the right to withhold a 10% retainage from the Allowance until final disbursement of the Allowance is due hereunder (subject, however, to the terms of Paragraph 7(k) above). Subject to Paragraph 7(k) above, Landlord shall make final disbursement of the Allowance, upon Tenant's satisfaction of the terms of Paragraphs 9(b) and 9(d) above and Tenant's final request for payment (which request shall be made no earlier than the New Premises Commencement Date) and certification that the entire Tenant's Work has been performed and that the amounts for which payment is requested are due and owing, which disbursement shall be made within thirty (30) days after presentation by Tenant to Landlord of request for payment and appropriate and complete contractor's affidavits and waivers of lien showing that the work covered thereby has been performed in the Premises.

(g)     In the event that the cost of Tenant's Work and such other items for which the Allowance may be applied should for any reason be less than the full amount of the Allowance, Tenant shall not be entitled to receive such difference, and Tenant waives all claims with respect thereto. In the event that the cost of the Tenant's Work and such other items for which the Allowance may be applied (herein, “Allowance Permitted Costs”) should for any reason be greater than the maximum Allowance required of Landlord hereunder, Tenant shall have sole responsibility for the payment of such excess cost, and Tenant shall, at Landlord's option, for each pending draw request, pay such portion of the pending draw request which is necessary so that Tenant has then paid, together with any previous payments made by Tenant on account of the Allowance Permitted Costs, an amount equal to Tenant's pro-rata share (as hereinafter defined) of the Allowance Permitted Costs, all as a condition to Landlord's disbursement or further disbursement of portions of the Allowance. For purposes of the foregoing, (A) Tenant's "pro-rata share" of the applicable Allowance Permitted Costs shall mean (1) the total amount of the Allowance Permitted Costs incurred to date, less (2) "Landlord's Share"; and (B) the term "Landlord's Share" shall mean the total amount of Allowance Permitted Costs incurred as of the date of determination, multiplied by a fraction, the numerator of which is the total amount of the Allowance then required hereunder and the denominator of which is the total amount of anticipated Allowance Permitted Costs (as such anticipated Allowance Permitted Costs are determined based on cost statements delivered by Tenant to Landlord from time to time, and in any event, delivered by Tenant to Landlord promptly upon Landlord's request therefor). Tenant shall be fully responsible for payment of all “soft” costs associated with the Tenant’s Work and exceeding the Available Soft Cost Contribution. Further, Tenant shall be responsible for payment of all costs associated with Allowance amounts retained by Landlord as permitted retainage hereunder, subject to reimbursement as part of the final disbursement of the Allowance described in Paragraph 9(f) above.

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(h)     Without limitation of the foregoing terms regarding the "Allowance" due and owing from Landlord hereunder, Landlord hereby agrees to make the following contribution (the "Space Plan Allowance") pursuant to the following terms and conditions:

(i)     A contribution toward the fees and costs due and owing from Tenant to its space planner in connection with the preparation of the initial space plans (and up to two (2) revisions thereof) for Tenant's Work in the amount not to exceed $5,842.40 (i.e., being $.10 per square foot of Rentable Area of the New Premises, as defined in the Fourth Amendment).

Within thirty (30) days following submission by Tenant to Landlord of a payment request with respect to the Space Plan Allowance, which request shall include a copy of the invoice(s) showing amounts due and owing to Tenant's space planner in connection with said space plans, or an invoice showing the fees and costs expensed internally by Tenant or one of its Affiliates to prepare the space plan, and, if requested by Landlord, a lien waiver from said space planner showing that all amounts so due and owing in connection with the preparation of the space plans have been fully paid, Landlord shall disburse the Space Plan Allowance to Tenant or, at Tenant's direction, directly to the aforedescribed space planner. Landlord has no obligation to disburse any portion of the Space Plan Allowance during any period when Tenant is in (A) monetary default hereunder or under the Lease or under any Tenant Construction Agreement applicable to the Tenant's Work (provided that if Tenant cures any such monetary default in the time and manner provided in the Lease after written notice from Landlord, then Tenant shall again be entitled to disbursement of the Space Plan Allowance in accordance with the other terms and conditions set forth herein), or (B) non-monetary “Default” hereunder or under the Lease or under any Tenant Construction Agreement applicable to the Tenant’s Work (i.e., meaning a non-monetary Default which has not been cured by Tenant in the time and manner described in the Lease after written notice from Landlord). Disbursement of any portion of the Space Plan Allowance shall not be deemed a waiver of Tenant's obligation to comply with such provisions. In the event that the fees and costs payable by Tenant to its space planner in connection with preparation of the foregoing space plans is, for any reason, less than the full amount of the Space Plan Allowance, then Tenant shall not be entitled to receive any such difference. In the event that the foregoing fees and costs are greater than the Space Plan Allowance, Tenant shall be fully responsible for the payment of all such excess costs and fees.

10.     MISCELLANEOUS.

(a)     Except as herein expressly set forth or in the Lease or Fourth Amendment, Landlord has no agreement with Tenant and has no obligation to do any work with respect to the Premises.

(b)     Time is of the essence under this Workletter.

(c)     [Intentionally Omitted].

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(d)     If Tenant fails to make any payment relating to the Tenant's Work as required hereunder, Landlord, at its option, may complete the Tenant's Work pursuant to the approved Plans and continue to hold Tenant liable for the costs thereof and all other costs due to Landlord. Tenant's failure to pay any amounts owed by Tenant hereunder when due, which failure continues for thirty (30) days after written notice to Tenant of such failure, or Tenant's failure to perform any other obligations hereunder, which failure continues for fifteen (15) business days after written notice to Tenant of such failure (which 15-business day period shall be extended for the time reasonably required to complete such cure so long as Tenant commences to cure such failure within said 15-business day period and thereafter diligently and continuously proceeds to cure such failure), shall, in each such case, also constitute a Default under the Lease and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.

(e)     Notices under this Workletter shall be given in the same manner as under the Lease.

(f)     The liability of Landlord hereunder or under any amendment hereto or any instrument or document executed in connection herewith shall be limited as provided in Section 26.08 of the Leas Lease (as amended by Paragraph 9 of the First Amendment to Lease).

(g)     The headings set forth herein are for convenience only.

(h)     This Workletter, the Lease and the Fourth Amendment sets forth the entire agreement of Tenant and Landlord regarding the Tenant's Work. This Workletter may only be amended if in writing, duly executed by both Landlord and Tenant.

(i)     Tenant shall act as architect (sometimes referred to herein as "Tenant's Architect") for purposes of preparing the architectural portions of the Plans for the Tenant's Work and Tenant shall also act as engineer (sometimes referred to herein as "Tenant's Engineer") for purposes of preparing the mechanical, plumbing, electrical, fire protection and life safety portions of the Plans, and Tenant shall also act as Construction Manager (sometimes referred to herein as "Tenant's Contractor") for purposes of coordinating the construction of the tenant improvements.

(j)     Except for the “Premises” as defined herein, this Agreement shall not be deemed applicable to any additional space added to the leased premises under the Lease at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the leased premises under the Lease or any additions thereto in the event of a renewal or extension of the original term of the Lease, whether by any options under the Lease or otherwise, except as expressly provided in any amendment or supplement to the Lease.

(k)     Tenant shall not be required to obtain or provide any completion or performance bond in connection with any construction, alteration, or improvement work performed by or on behalf of Tenant as the “Tenant’s Work” hereunder.

11.     DESIGNATED REPRESENTATIVES; COOPERATION.

(a)     Landlord and Tenant shall each appoint one or more qualified and readily available representatives with the authority to give and receive notices, other materials and information relating to the Tenant's Work, and approvals under this Agreement. Initially, Landlord's representative shall be Richard Oliva, whose address is c/o Hines Interests Limited Partnership, 303 East Wacker Drive, Chicago, Illinois 60601 and whose telephone number is (312) 819-3770, and Tenant's representatives shall be either Michele M. Hagen, whose address is c/o AECOM, 11425 W. Lake Park Drive, Suite 100, Milwaukee, WI 53224 and whose telephone number is (414) 359-3030, or Dave Hine, whose address is c/o CBRE, 311 South Wacker Drive, Suite 400, Chicago, Illinois 60606 and whose telephone number is (312)-338-2044.

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(b)     Tenant and Landlord agree to make their respective architects and engineers available to the other to answer questions and provide clarifications and additional information as is reasonable for the timely progress and completion of the Tenant's Work.

[END OF WORKLETTER - ATTACHMENTS FOLLOW]

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ATTACHMENT 1(a) TO WORKLETTER

APPROVED GENERAL CONTRACTORS

1.     Clune Construction

2.     Interior Construction Group

3.     Reed Construction

4.     Turner Construction

5.     Tishman Construction Corporation

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ATTACHMENT 1(b) TO WORKLETTER

APPROVED BUILDING SYSTEM CONTRACTORS

Mechanical – Controls

Siemens Building Technologies Inc.

Landis Division

580 Slawin Court

Mount Prospect, IL 60056

phone:     (847) 803-2700

fax:     (847) 375-0907

contact:     Russell Smith

Mechanical – Balancing

Aero Testing and Balancing Systems Inc.

2225 W. Hubbard Street

Chicago, IL 60612

phone:     (312) 666-3097

fax:     (312) 226-4050

contact:     John Vitkovic

Fire Protection – Sprinklers:

Great Lakes Plumbing & Heating Co.

4521 West Diversey Avenue

Chicago, IL 60639

phone:     (773) 489-8121

fax:     (773) 489-8152

contact:     Jim Smoll

Fire Protection - Controls

Siemens Building Technologies, Inc.

Siemens Cerberus Division

8340 S. Madison Street, #10

Burr Ridge, IL 60521

phone:     (630) 325-9120

fax:     (630) 325-9155

contact:     Patrick Finnegan

Structural Engineer

Bowman, Barrett & Associates, Inc.

130 East Randolph Street

Suite 2650

Chicago, IL 60601

phone:     (312) 228-0100

fax:     (312) 228-0706

contact:     Jason Loo

B-17

ATTACHMENT 2 TO WORKLETTER

MINIMUM INFORMATION FOR PLANS

Plans and specifications (including architectural, engineering and structural, as applicable, working drawings) required for the supply, installation and finishing of the Tenant's Work and including, without limitation: finish schedule; material submittals; graphics and signage; interior and demising partitions; doors, frames and hardware; ceilings; wiring; lights and switches; telephone and electrical outlets; floor coverings; wall coverings; all millwork and built-ins; appliances; plumbing fixtures; refrigeration equipment; and other equipment, equipment connections and facilities attached to and forming a part of the Building.

B-18

EXHIBIT C

Restroom-Related Work

C-1